                                                                   Exhibit 10.7

                               Dated 5 April 2007

                                CREDIT AGREEMENT

                                     between

                            HLWG TWO LENDER S.A R.L.
                                   as Borrower

                           CAPMARK BANK EUROPE P.L.C.
                                   as Arranger

                                       and

                 THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1
                               as Original Lenders

                                       and

                           CAPMARK BANK EUROPE P.L.C.
                                    as Agent

                                       and

                           CAPMARK BANK EUROPE P.L.C.
                               as Security Trustee

                             (WHITE & CASE LLP LOGO)

                               5 Old Broad Street
                                 London EC2N 1DW

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.  DEFINITIONS AND INTERPRETATION.......................................      3
2.  THE FACILITY.........................................................     27
3.  PURPOSE..............................................................     27
4.  CONDITIONS OF UTILISATION............................................     27
5.  UTILISATION..........................................................     28
6.  REPAYMENT............................................................     29
7.  PREPAYMENT AND CANCELLATION..........................................     30
8.  INTEREST.............................................................     34
9.  INTEREST PERIODS.....................................................     35
10. FEES.................................................................     35
11. BANK ACCOUNTS........................................................     36
12. TAX GROSS UP AND INDEMNITIES.........................................     44
13. INCREASED COSTS......................................................     48
14. OTHER INDEMNITIES....................................................     49
15. MITIGATION BY THE LENDERS............................................     52
16. COSTS AND EXPENSES...................................................     55
17. REPRESENTATIONS......................................................     56
18. INFORMATION UNDERTAKINGS.............................................     63
19. FINANCIAL COVENANTS..................................................     67
20. GENERAL UNDERTAKINGS.................................................     68
21. PROPERTY UNDERTAKINGS................................................     77
22. EVENTS OF DEFAULT....................................................     83
23. CHANGES TO THE LENDERS...............................................     88
24. CHANGES TO THE OBLIGORS..............................................     94
25. ROLE OF THE AGENT AND THE ARRANGER...................................     94
26. CONDUCT OF BUSINESS BY THE FINANCE PARTIES...........................    100
27. SHARING AMONG THE FINANCE PARTIES....................................    100
28. PAYMENT MECHANICS....................................................    102
29. SET-OFF..............................................................    105
30. NOTICES..............................................................    105
31. CALCULATIONS AND CERTIFICATES........................................    107
32. PARTIAL INVALIDITY...................................................    107
33. REMEDIES AND WAIVERS.................................................    107
34. AMENDMENTS AND WAIVERS...............................................    107
35. COUNTERPARTS.........................................................    108
36. GOVERNING LAW........................................................    108
37. ENFORCEMENT..........................................................    108
38. LOAN TRANCHES........................................................    109


                                       (i)

39. FURTHER ASSURANCE....................................................    109
SCHEDULE 1  LENDERS AND THEIR COMMITMENTS................................    110
SCHEDULE 2  CONDITIONS PRECEDENT.........................................    111
SCHEDULE 3  UTILISATION REQUEST..........................................    117
SCHEDULE 4  MANDATORY COST FORMULA.......................................    119
SCHEDULE 5  FORM OF TRANSFER CERTIFICATE.................................    122
SCHEDULE 6  FORM OF COMPLIANCE CERTIFICATE...............................    124
SCHEDULE 7  FORM OF CONFIRMATION LETTER/BESCHEINIGUNG....................    125
SCHEDULE 8  PROPERTIES...................................................    128
SCHEDULE 9  REPAYMENT SCHEDULE...........................................    130
SCHEDULE 10 FORM OF ACCESSION AGREEMENT..................................    132


                                      (ii)

THIS AGREEMENT is made on the 5th day of April 2007.

BETWEEN:

(1) HLWG TWO LENDER S.A R.L. a Luxembourg private limited liability company (societe a responsabilite limitee) incorporated with the Luxembourg Register of Commerce and Company under number B 124.626 having its registered office at 23, Val Fleuri, L-1526 Luxembourg (the "BORROWER ");

(2)  CAPMARK BANK EUROPE P.L.C. (the "ARRANGER");

(3) THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the "ORIGINAL LENDERS");

(4) CAPMARK BANK EUROPE P.L.C. as agent of the other Finance Parties (the "AGENT"); and

(5) CAPMARK BANK EUROPE P.L.C. as security trustee for the Finance Parties (the "SECURITY TRUSTEE").

IT IS AGREED as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1            DEFINITIONS

               In this Agreement:

               "ACCESSION AGREEMENT" means a document substantially in the form of Schedule 10 (Form of Accession Agreement), with such amendments as the Agent may reasonably require.

               "ACCOUNTS" means:

               (a)  each General Account;

               (b)  each Rent Account;

               (c)  each Sales Proceeds Account;

               (d)  the PropCo Expansion and Remediation Account;

               (e)  the PropCo Rent Reserve Account;

               (f)  Rectification Account,

               each as defined within Clause 11 (Bank Accounts) or (in the case of the Rectification Account, in Clause 19.3 (Cure Payments), or with the Agent's prior written consent any replacement account thereof and "Account" means any one of them as the context may require.

               "ACCOUNT BANK" means Bank of America N.A., An der Welle 5, D-60322 Frankfurt am Main, Germany, Sort Code: 6019 or any other bank or financial institution appointed as account bank in accordance with Clause 11 (Bank Accounts).

               "ACCOUNT BANK MINIMUM RATING REQUIREMENTS" means the minimum rating requirements set out in Clause 11.13.2.

               "ACCOUNT PLEDGE AGREEMENT" means the PropCo Account Pledge Agreement, Borrower Account Pledge Agreement and Seller 2 Account Pledge Agreement.

               "ADDITIONAL BORROWER" means a company which becomes an Additional Borrower in accordance with Clause 24.2 (Additional Borrowers).

               "ADDITIONAL CHARGE" means a Land Charge in respect of an Additional Property granted or to be granted by an Obligor or PropCo in favour of the Security Trustee in the agreed form.

               "ADDITIONAL COST RATE" has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

               "ADDITIONAL PROPERTY" means either:

               (a) any property or properties which the Lenders may accept as alternative security pursuant to Clauses 7.6 to 7.8;

               (b) a property acquired pursuant to any Expansion made in accordance with Clause 20.26 (Expansion); or

               (c) any property acquired in accordance with Clause 20.27 (Additional Property)

               as the context so admits.

               "ADDITIONAL VALUATION" shall have the meaning given to that term in Clause 7.8.

               "AFFILIATE" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

               "AGREEMENT FOR LEASE" means an agreement to grant an Occupational Lease.

               "ALLOCATED LOAN AMOUNT" means in relation to a Property the amount set opposite that Property in Schedule 8 (Properties).

               "ARRANGEMENT FEE" means the arrangement fee detailed in the Fee Letter;

               "AUTHORISATION" means an authorisation, consent, approval, resolution, licence, exemption, filing, clearance, notarisation or registration.

               "AVAILABILITY PERIOD" means the period from and including the date of this Agreement to and including the close of business in London on the date thirty (30) days after the date of this Agreement.

               "BANK GUARANTEE" means a bank guarantee in a sum equivalent to the Rent Reserve Amount issued by a bank with a rating equivalent to the Account Bank Minimum Rating Requirements in favour of the Security Trustee in form and substance satisfactory to the Security Trustee.

               "BORROWERS" means Borrower and any other borrower (as the case may be) who may accede to this Agreement.

               BORROWER GENERAL ACCOUNT" means the account designated as such under the terms of this Agreement.

               "BORROWER ACCOUNT PLEDGE AGREEMENT" means an account pledge agreement granted by the Borrower in relation to each of the Accounts held by it in favour of the Security Trustee.

               "BORROWER RENT ACCOUNT" means the account designated as such under the terms of this Agreement.

               "BORROWER SALES PROCEEDS ACCOUNT" means the account designated as such under the terms of this Agreement.

               "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in London and Frankfurt.

               "CALL OPTION I" means "Call I" as defined in the Put and Call Agreement set forth in Annex B recorded in the notarial deed of the officiating notary public dated 27 and 28 February 2007 (Roll of Deeds No's. MW-41, 42, 43, 45 and 46/2007), as amended from time to time with the prior written approval of the Agent.

               "CALL OPTION II" means "Call II" as defined in the Put and Call Agreement set forth in Annex B recorded in the notarial deed of the officiating notary public dated 27 and 28 February 2007 (Roll of Deeds No's. MW-41, 42, 43, 45 and 46/2007), as amended from time to time with the prior written approval of the Agent.

               "CALL OPTION I EXERCISE PERIOD" means the period from and including 1 January 2010 up to and including 31 December 2010;

               "CALL OPTION II EXERCISE PERIOD" means the period no earlier than five years and 15 days after the date of this Agreement and no later than five years and 180 days after the date of this Agreement;

               "CALL OPTION" means either Call Option I or Call Option II as the context may require.

               "CENTRE OF MAIN INTERESTS" means, in relation to any Obligor or Shareholders, its "centre of main interests" for the purposes of Council Regulation (EC) No 1346/2000 of 29 May, 2000.

               "CHANGE OF CONTROL" means a change of control whereby:

               (a) the Shareholders cease to control directly the Borrower, other than pursuant to a Permitted Change of Control;

               (b) any person or group of persons acting in concert gains control directly of the Borrower, other than pursuant to a Permitted Change of Control;

               (c) Seller 2 ceases to own at least 75 per cent. of the limited partnership interests in PropCo other than as a result of the exercise of the Put or Call Option;

               (d)  GP PropCo ceases to be the general partner of PropCo; or

               (e) Seller 2 ceases to control directly or indirectly OpCo other than pursuant to a Hellweg Change of Control,

                    For the purposes of this definition:

                    a "CHANGE OF CONTROL" occurs if any person or group of persons acting in concert gains control of the relevant entity or ceases to control the relevant entity (acting directly or indirectly through wholly owned Subsidiaries);

                    "CONTROL" means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise; and

                    "ACTING IN CONCERT" means acting together pursuant to an agreement or understanding (whether formal or informal).

               "CHARGED ASSETS" means the assets from time to time subject, or expressed to be subject, to any Security created by or pursuant to any Security Document or any part of those assets.

               "COMMITMENT" means:

               (a) in relation to the Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (Lenders and their Commitments); and

               (b) in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement;

                    in each case, to the extent not cancelled, reduced or transferred by it under this Agreement.

               "COMPLIANCE CERTIFICATE" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

               "DEFAULT" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

               "DISPOSAL" means any sale, lease, transfer or other disposal of all or any part of a Property.

               "DISPOSAL COSTS" means, in relation to a Disposal:

               (a) all costs and expenses properly incurred by the relevant Obligor, PropCo or Specht in relation to a Disposal; and

               (b) a provision (reasonably made by the relevant Obligor acting in good faith) for any tax payable by the relevant Obligor, PropCo or Specht as a result of a Disposal.

               "DISPOSAL PROCEEDS" means all sums paid or payable or any other consideration given or to be given in money or money's worth for a disposal of the relevant Obligor's, PropCo's or Specht's interest in all or part of any Property including (without limitation):

               (a)  all such sums and other consideration of a capital nature;

               (b) all compensation and damages received for any use or disturbance, blight or compulsory purchase; and

               (c) the cash value of any apportionment of any Rental Income or other sum given or made by any purchaser or other person upon such disposal.

               "DISTRIBUTION" means any payment (whether outright or by way of loan), repayment, redemption, discharge by way of set-off, counterclaim or otherwise or other distribution of any sort, whether in cash or in kind, made by or on behalf of any Obligor or PropCo, but only in respect of:

               (a) dividends or return of capital or any other payment received by a person in respect of its holding of any share capital of any nature; or

               (b) principal, interest or any other payment received by a person (not being a Finance Party) in respect of any Financial Indebtedness.

               "EMBARGOED PERSON" means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders (as defined therein) or regulations promulgated thereunder.

               "ENVIRONMENT" means living organisms including the ecological systems of which they form part and the following media:

               (a) air (including air within natural or man-made structures, whether above or below ground);

               (b) water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

               (c)  land (including land under water).

               "ENVIRONMENTAL LAW" means all statutes, instruments, regulations, orders, administrative acts and ordinances (including but not limited to European Union legislation, regulations, directives, decisions and judgments applicable in the Federal Republic of Germany) being in force from time to time and directly enforceable in the Federal Republic of Germany applicable to the Property relating to pollution, prevention thereof or protection of human health or the conditions of the Environment or the use, disposal, generation, storage, transportation, treatment, dumping, release, deposit, burial or emission of any Hazardous Substances.

               "ENVIRONMENTAL LICENCE" means any Authorisation required at any time under Environmental Law.

               "ENVIRONMENTAL & STRUCTURAL REPORTS" means the reports prepared by ERM GmbH and delivered as a condition precedent to Utilisation pursuant to paragraph 5(d) of Schedule 2.

               "EURO", "EURO" or "E" means the single currency of the Participating Member States.

               "EVENT OF DEFAULT" means any event or circumstance specified as such in Clause 22 (Events of Default).

               "EXPANSION" means any expansion or extension of a Property funded by PropCo pursuant to the terms of the Principal Occupational Lease carried out in accordance with Clause 20.26 (Expansion).

               "EXPANSION AMOUNT" means the sum of E18,500,000.

               "FACILITY" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

               "FACILITY AMOUNT" means an amount equal to 75.2601% of the lesser of:

               (a)  E283,635,000;

               (b) 78.1% of the Market Value of the Properties determined in accordance with the Initial Valuation; and

               (c) such amount as will result in Interest Cover of at least 145% as at the Utilisation Date.

               "FACILITY OFFICE" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

               "FEE LETTER" means any letter or letters entered into or to be entered into between the Arranger, the Agent and the Borrower setting out any fees referred to in Clause 10 (Fees).

               "FINANCE DOCUMENT" means:

               (a)  this Agreement;

               (b)  any Fee Letter;

               (c)  any Security Document;

               (d)  any Duty of Care Agreement;

               (e)  any Utilisation Request;

               (f)  any Transfer Certificate;

               (g)  any Purchaser Finance Document; and

               any other document designated as such by the Agent and the Borrower in writing.

               "FINANCE PARTY" means the Agent, the Arranger, the Security Trustee or a Lender.

               "FINANCIAL INDEBTEDNESS" means (without double counting) any indebtedness for or in respect of:

               (a)  moneys borrowed;

               (b) any amount raised by acceptance under any acceptance credit facility;

               (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

               (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

               (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

               (f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

               (g) any derivative transaction (including, for the avoidance of doubt, any cap) entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

               (h) the acquisition cost of any asset to the extent payable before or after the time of acquisition and possession by the party liable therefor when the advance or deferred payment is arranged primarily as a method of raising finance or of financing the acquisition of that asset;

               (i)  shares which are expressed to be redeemable;

               (j) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

               (k) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) inclusive above.

               "FINANCIAL REGULATOR" means the financial regulator of the Central Bank of Ireland from time to time and any successor replacement or other body with relevant or similar authority.

               "FITCH" means Fitch Ratings Limited or any successor to its rating business.

               "FIXED RATE" means such 10 year swap rate as agreed between the Agent and the Borrower prior to or on the Utilisation Date expressed as a percentage per annum notified by the Agent to the Borrower following receipt of the Utilisation Request (or any other replacement fixed rate as notified by the Agent to the Borrower from time to time).

               "GAAP" means in relation to an entity, accounting principles, concepts, bases and policies generally adopted and accepted in the United States of America.

               "GENERAL ACCOUNT" means the Borrower General Account and the PropCo General Account and each of them.

               "GERMAN TAX REPORT" means a report prepared by Susat GmbH in relation to German taxation matters.

               "GLOBAL ASSIGNMENT AGREEMENT" means a global assignment agreement dated on or about the date hereof granted by the Borrower to the Security Trustee over receivables and the global assignment agreement granted by PropCo to the Security Trustee over receivables.

               "GP PROPCO" means Shovel Management GmbH.

               "GP SELLER 1" means Hoe Management GmbH.

               "HAZARDOUS SUBSTANCE" means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person.

               "HBR PROPERTY" means each of:

               (a)  Konigswinterer Strasse 89, 53227 Bonn-Beuel;

               (b)  BrennaborstraBe 3, 44149 Dortmund-Kley; and

               (c)  Max-Planck-StraBe / Westfalenring, 48565 Steinfurt.

               "HEADLEASE" means the lease or leases (if any) in the Agreed Form by which PropCo and/or Specht holds an interest in all or any part of a Property.

               "HEDGING ARRANGEMENTS" means any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination of them or any other transaction that, in the reasonably opinion of the Agent, is necessary to hedge the risk associated with the provision of the Facility to the Borrower.

               "HELLWEG CHANGE OF CONTROL" means a change of control as set forth and described in Paragraph 21(m) of the Principal Occupational Lease which has previously been approved in writing by the Agent provided that no such consent of the Agent is required in circumstances where PropCo is not required to give consent pursuant to Paragraph 21 (m) of the Principal Occupational Lease.

               "HOLDING COMPANY" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary (and, in the definition of "Related Party", means a company in respect of which that other person is a Subsidiary as such term is to be understood in such definition).

               "INITIAL VALUATION" means the Valuation supplied to the Agent as a condition precedent to this Agreement under Clause 4.1 (Conditions Precedent).

               "INTEREST COVER" means, on any date, the amount (expressed as a percentage) calculated in accordance with the following formula:

               Where:

               A - B
               -----
                 C

               A - 75.2601 per cent of the Projected Annual Rental;

               B - 75.2601 per cent of any Property Expenses to be incurred in the next 12 month period; and

               C - the Projected Annual Finance Costs.

               "INTEREST COVER COVENANT" shall have the meaning set out in Clause 19.2 (Interest Cover).

               "INTEREST PAYMENT DATE" means:

               (a) in relation to the Loan and subject to Clause 9.2 (Changes to the Interest Payment Date, Termination Date and Interest Period), the 18th day of January, April, July and October in each year and the Termination Date and the first Interest Payment Date shall be the 18th of July 2007; and

               (b) in relation to an Unpaid Sum, the last day of an Interest Period relevant to that Unpaid Sum determined in accordance with Clause 8.3 (Default interest),

                    provided that, save in relation to the calculation of Interest Periods, if any such day is not a Business Day, the Interest Payment Date will be the next Business Day in that Month (if there is one) or the preceding Business Day (if there is not).

               "INTEREST PERIOD" means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

               "INTEREST PLEDGE AGREEMENT" means an interest pledge agreement dated on or about the date hereof granted by the Borrower to the Security Trustee over the partnership interests in Semer Unternehmensverwaltungs GmbH & Co. KG and in Hellweg GmbH & Co Vermoegensverwaltungs KG.

               "INTEREST PURCHASE AGREEMENT" means the Interest Purchase Agreement set forth in Annex A recorded in the notarial deed of the officiating notary public dated 27 and 28 February 2007 (Roll of Deeds No's. MW-41, 42, 43, 45 and 46/2007 and annexures referred to in it and any documents supplemental to such agreement.

               "LAND CHARGE" means a certificated first ranking land charge (Grundschuld) over any Property in section III of the Land Register given in favour of the Security Trustee in the Agreed Form.

               "LAND REGISTER" (Grundbuch) means the applicable official register held by the Land Registry in which, inter alia, the rights of ownership in, and encumbrances on, a plot of land are registered.

               "LAND REGISTRY" (Grundbuchamt) means the applicable public office held by the local court (Amtsgericht) which is responsible for the registration of rights and encumbrances in the relevant Land Register in accordance with German law.

               "LEASE DOCUMENT" means:

               (a)  an Agreement for Lease;

               (b)  an Occupational Lease; or

               (c) any other document designated as such by the Agent and the Borrower.

               "LENDER" means:

               (a)  any Original Lender; and

               (b) any bank, building society, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

               which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

               "LOAN" means the Loan made or to be made under the Facility or the principal amount outstanding for the time being of the Loan.

               "LOAN TO VALUE" means the aggregate sum of the Loan as a percentage of the Market Value of the Properties determined in accordance with the most recent Valuation.

               "LOAN TO VALUE COVENANT" shall have the meaning set out in Clause
               19.1 (Loan to Value Covenant).

               "LUXEMBOURG TAX REPORT" means a report prepared by Tax Consult S.A. in relation to Luxembourg taxation matters.

               "MAJORITY LENDERS" means:

               (a) if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 662/3% of the aggregate of the Total Commitments and the Purchaser Total Commitments (or, if the Total Commitments and the WPC Lender Total Commitments have been reduced to zero, aggregated more than 662/3 % of the Total Commitments and the Purchaser Total Commitments immediately prior to the reduction); or

               (b) at any other time, a Lender or Lenders whose participations in the Loan and the Purchaser Loan then outstanding aggregate more than 662/3% of the aggregate of all the Loan and the Purchaser Loan then outstanding, subject to the terms of any Finance Document, including without limitation any intercreditor agreement entered into on any transfer, sale, novation or securitisation of the Loan, the terms of which shall prevail. For the purposes of this definition, "Lender or Lenders" shall include the Lenders as such term is defined under the Purchaser Facility Agreement.

               "MANDATORY COST" means, in relation to the Original Lender the percentage rate per annum from time to time determined by the Original Lender, and notified to the Agent, as reflecting the cost, loss or difference in return which would be suffered or incurred by the Original Lender (as it shall from time to time determine) as a result of it complying with the requirements of the Financial Regulator and/or the requirements of the European Central Bank (or any authority which replaces all or any of their functions) and, in respect of any other Lender, means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

               "MARGIN" means 1.25% per annum.

               "MARKET VALUE" has the meaning given to that term in the Royal Institution of Chartered Surveyors Appraisal and Valuation Manual (or its successor).

               "MATERIAL ADVERSE EFFECT" means a material adverse effect on:

               (a) the business, property or financial condition of each Obligor; or

               (b) the ability of each Obligor or the Shareholders to perform and comply with any of its payment obligations under any Finance Document to which it is a party; or

               (c) the validity, legality or enforceability of any Finance Document or the rights and remedies of any Finance Party under any of the Finance Documents.

               "MINIMUM RELEASE AMOUNT" means, in relation to a Disposal, the aggregate of:

               (a)  the applicable Release Pricing; and

               (b)  the Disposal Costs.

               "MONEY LAUNDERING REGULATIONS" means any regulations applicable to a Finance Party or a potential Finance Party, for the prevention of money laundering and financial crime, including all requirements of the Financial Services Authority, guidance notes issued by the Joint Money Laundering Steering Group, the Money Laundering Directive 91/308/EEC, the Irish Criminal Justice Act 1994 and the Irish Criminal Justice (Miscellaneous Provisions) Act 1997 and the German Money Laundering Act (Gesetz uber das Aufspuren und Gewinnen aus schweren Straftaten (Geldwaschegesetz).

               "MONTH" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

               (a) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

               (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

               The above rules will only apply to the last Month of any period.

               "MOODY'S" means Moody's Investors Services, Inc. or any successor to its rating business.

               "NET RENTAL INCOME" means Rental Income other than:

               (a) any amount due to PropCo from any tenant under any Lease Document or other occupier of all or any part of any Property, by way of:

                    (i) contribution to (or reimbursement of) insurance premiums or the cost of an insurance valuation;

                    (ii) service charge in respect of PropCo's costs under any repairing or similar obligation, or in providing services to a tenant of all or any part of any Property; or

                    (iii) reimbursement of any other expenditure incurred by
                         PropCo on behalf of or in relation to any tenant of all or any part of any Property;

               (b) any contribution to a sinking fund paid by any tenant or other occupier;

               (c) any proceeds of insurance received in respect of the items listed in paragraphs (a) and (b) above;

               (d) any VAT or similar taxes payable on any of the items listed in paragraphs (a), (b) and (c) above and paragraphs (a)-(k) of the definition of Rental Income; and

               for the purposes of calculating the Interest Cover but not otherwise there shall also be excluded items (c), (d), (f), (g),
               (h), (i) and (l) of the definition of Rental Income.

               "OBLIGOR" means the Borrowers and all the Additional Borrowers and any of them.

               "OCCUPATIONAL LEASE" means the Principal Occupational Lease and any lease, sub-lease or licence or other right of occupation to which all or any part of any Property may be subject from time to time and any supplemental documents thereto.

               "OPCO" means HELLWEG DIE PROFI-BAUMARKTE GMBH UND CO. KG, a German limited partnership registered with the commercial register maintained at the local court of Dortmund under HRA 13582.

               "OVERVIEW REPORT ON TITLE" means the Appropriately Addressed overview report on title or certificate of title relating to the Properties, in form and substance satisfactory to the Agent, addressed to the Finance Parties and their successors in title and prepared by White & Case LLP, solicitors for the Agent.

               "PARTICIPATING MEMBER STATE" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

               "PARTY" means a party to this Agreement.

               "PERMITTED CHANGE OF CONTROL" means (i) the sale or transfer of the shares or any equity interests of any Shareholder or Borrower to a Related Party or (ii) merger between a Shareholder or Borrower and a Related Party provided that:

               (a) there is no Event of Default outstanding or would result from the proposed transfer or merger;

               (b) there is no detrimental financial and tax effect on the Finance Parties and that such transfer or merger will not result in a Material Adverse Effect;

               (c)  any know your customer requirements are satisfied;

               (d) all proper fees, costs and expenses incurred by the Finance Parties in considering and approving the above are paid by the Borrower;

               (e) the lien and priority of the security interests created under the Security Documents are unimpaired by such merger; and

               (f) in addition to the requirements above, with respect to a transfer under (ii) only, (1) neither the Borrower nor the Shareholder, as applicable, assumes any additional liabilities as a result of such merger; and (2) the obligations of the Borrower under the Finance Documents continue in full force and effect notwithstanding such merger.

               "PERMITTED FINANCIAL INDEBTEDNESS" means:

               (a)  Financial Indebtedness incurred under a Finance Document;

               (b) any other Financial Indebtedness of an Obligor to which the Agent has given its prior written consent and which is fully subordinated on terms satisfactory to the Agent;

               (c) the Shareholder Loans and any Shareholder Loans provided to fund the purchase of any Additional Property provided that all such Shareholder Loans have been fully subordinated in favour of the Security Trustee and Lenders and a Subordination Agreement has been entered into; and

               (d) Financial Indebtedness that arises as a normal finance credit in the ordinary course of the relevant person's business and which is not more than 30 days due.

               "PERMITTED SECURITY" means any Security granted in favour of the Borrower pursuant to the Seller 2 Facility Agreement that is fully subordinated under the Subordination Agreement.

               "PLANNING ACTS" means all applicable laws and regulations governing or controlling the use or development of land and property, including building permissions (Baugenehmigung).

               "PRINCIPAL OCCUPATIONAL LEASE" means the Lease Agreement set forth in Annex C recorded in the notarial deed of the officiating notary public dated 27 and 28 February 2007 (Roll of Deeds No's. MW-41, 42, 43, 45 and 46/2007 and as amended from time to time (with the prior written approval of the Agent) or any other lease created out of such lease and any documents supplemental or appended to such lease.

               "PROJECTED ANNUAL FINANCE COSTS" means, for the next 12 month period, the estimated aggregate amount determined by the Agent of all interest, commitment commission and other finance costs (excluding any repayments or prepayments of principal) which are payable by the Borrower to the Finance Parties under the Finance Documents excluding the Purchaser Finance Documents during that 12 month period.

               "PROJECTED ANNUAL RENTAL" means, for the next 12 month period, the aggregate Net Rental Income receivable by PropCo in relation to any Property during that Test Period assuming:

               (a) a break clause under any Lease Document exercisable during the relevant 12 month period will be deemed to be exercised at the earliest date available to the relevant tenant;

               (b) Net Rental Income will be ignored unless payable under an unconditional and binding Lease Document;

               (c) any Lease Document due to expire during the 12 month period has not been renewed; and

               (d) potential Net Rental Income increases as a result of rent reviews during the relevant 12 month period will be ignored other than to the extent of any fixed rental increases under the relevant Lease Documents.

               "PROPCO" means Hellweg GmbH & Co VV KG a German limited partnership registered with the commercial register maintained at the local court of Dortmund under 13991 and its general partner.

               "PROPCO ACCOUNT PLEDGE AGREEMENT" means an account pledge agreement granted by PropCo in relation to each of the Accounts held by it in favour of the Security Trustee.

               "PROPCO COMPANIES" means PropCo and Specht.

               "PROPCO EXPANSION AND REMEDIATION ACCOUNT" means the account designated as such under the terms of this Agreement.

               "PROPCO GENERAL ACCOUNT" means the account designated as such under the terms of this Agreement.

               "PROPCO PARTNERSHIP INTEREST PLEDGE AGREEMENT" means a first ranking partnership interest pledge agreement dated prior to the Utilisation Date over the partnership interests in Specht held by PropCo and made between (1) PropCo and (2) the Security Trustee.

               "PROPCO RENT ACCOUNT" means the account designated as such under the terms of this Agreement.

               "PROPCO RENT RESERVE ACCOUNT" means the account designated as such under the terms of this Agreement.

               "PROPCO SALES PROCEEDS ACCOUNT" means the account designated as such under the terms of this Agreement.

               "PROPERTY" means each property described in Schedule 8 (Properties) but shall exclude any property disposed of by PropCo or Specht in accordance with Clause 20.6 (Disposals).

               "PROPERTY EXPENSES" means any costs, expenses and outgoings of a non-capital nature which are to be incurred or required to be incurred or to be incurred by PropCo or Specht in respect of all or any part of a Property, such amounts not being recoverable under any Lease Document.

               "PRO RATA SHARE" means, on any date:

               (a) the proportion which a Lender's Commitment bears to the Total Commitments at such date; or

               (b) if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before such cancellation.

               "PURCHASE PRICE" means the consideration paid to the Seller pursuant to the Interest Purchase Agreement less any agreed apportionments in respect of Rental Income or Void Costs.

               "PURCHASER" means HLWG TWO (GER) LLC.

               "PURCHASER FACILITY AGREEMENT" means a EUR 70,171,015 term loan facility agreement made between inter alios the Purchaser, the Arranger, Agent, Original Lenders and the Security Trustee.

               "PURCHASER FINANCE DOCUMENT" means a Finance Document as defined in the Purchaser Facility Agreement.

               "PURCHASER LOAN" means the loan facility made available pursuant to the Purchaser Facility Agreement.

               "PURCHASER RENT ACCOUNT" means the Borrower Rent Account as defined in the Purchaser Facility Agreement.

               "PURCHASER TOTAL COMMITMENTS" means the Total Commitments as such term is defined in the Purchaser Facility Agreement.

               PUT AND CALL AGREEMENT" means the irrevocable put and call offers dated 28 February 2007 and made between Seller 2 and Purchaser regarding limited partnership interests in PropCo and Seller 1 and shares in GP PropCo and GP Seller 1 as may be amended with the prior approval of the Agent.

               "QUALIFYING LENDER" has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

               "RECTIFICATION ACCOUNT" means an account opened by the Borrower with the Account Bank in the name of the Borrower charged to the Security Trustee. The Agent shall have sole signing rights in relation to the Rectification Account at all times.

               "REFERENCE BANKS" means, in relation to Mandatory Cost, the principal London offices of Barclays Bank plc, Lloyds TSB Bank plc and The Royal Bank of Scotland plc.

               "RELATED FUNDING ARRANGEMENT" means, in relation to a Loan, any agreement or arrangement entered into at any time (including, without limitation, any swap or any internal treasury arrangement) under which any Finance Party funds the Loan or matches (in whole or in part and whether by way of agreement or arrangement which is specifically tailored to the relevant Loan or is one of or a component of one or more similar agreements or arrangements tailored to a portfolio of loans (including the Loan)) its right to receive interest on the Loan at a fixed rate with an obligation to make a payment on that basis in exchange for an obligation on a counterparty (which may be a separate or internal division of such Finance Party) to pay interest at a floating rate, or otherwise hedges the interest rate risk in funding or maintaining the relevant Loan.

               "RELATED PARTY" means any entity:

               (a) in respect of which a member of the WP Carey Group has at all times the power to direct the management and policies, whether through the ownership of voting capital, by contract or otherwise or with which a member of the WP Carey Group has (or is bound by) an advisory or similar agreement pursuant to which that member of the WP Carey Group is the sole investment advisor with respect to such entity; and

               (b) which has (or each Holding Company of which has) at all times a net worth of not less than E40,000,000,

               including, without limitation, Corporate Property Associates 14 Incorporated, Corporate Property Associates 15 Incorporated and Corporate Property Associates 16 - Global Incorporated and any Subsidiary of each such entity (provided that the requirements of paragraph a) and b) of this definition are satisfied at all times in relation to each such entity).

               "RELEASE PRICING" means, in respect of a Disposal, the aggregate of:

               (a) 115 % of the Allocated Loan Amount for the Property the subject of the Disposal (other than any HBR Property); or

               (b) in the case of any HBR Property, 128% of the Allocated Loan Amount for the Property,

                    (in each case such percentage being the "ALA"); and

               (c) an amount calculated by the Agent as being payable pursuant to Clause 7.5 (Restrictions) on a repayment of the Loan in an amount equal to the ALA on the next Interest Payment Date.

               "RELEVANT INTERBANK MARKET" means the European interbank market.

               "RELIANCE LETTERS" means letters from each of the report providers referred to in Schedule 2 in a form acceptable to the Agent.

               "RENT ACCOUNT" means the Borrower Rent Account, Seller 2 Rent Account and PropCo Rent Account and each of them.

               "RENT RESERVE AMOUNT" means the Security Deposit (as defined in the Principal Occupational Lease) which as at the date of this Agreement will be the sum of E24,960,000 and thereafter as adjusted in accordance with the provisions of paragraph 32 of the Principal Occupational Lease.

               "RENTAL INCOME" means on any day the aggregate of all amounts payable to or for the benefit or account of PropCo arising from or in connection with the letting, use or occupation of a Property (or any part of a Property), including (without limitation and without double counting):

               (a) rents, licence fees and equivalent sums reserved or made payable;

               (b) sums received from any deposit held as security for the performance of any tenant's obligations;

               (c)  any premium paid on the grant of any Occupational Lease;

               (d) any other monies payable in respect of use and/or occupation;

               (e) proceeds of insurance in respect of loss of rent and interest thereon;

               (f) receipts from or the value of consideration given for the surrender or variation of any letting;

               (g) proceeds paid by way of reimbursement of expenses incurred or on account of expenses to be incurred in the management, maintenance and repair of, and the payment of insurance premiums for, the Properties;

               (h) proceeds paid for a breach of covenant under any Occupational Lease and for expenses incurred in relation to any such breach;

               (i) any contribution to a sinking fund paid by an occupational tenant;

               (j) payments from a guarantor in respect of any of the items listed in this definition;

               (k) interest, damages or compensation in respect of any of the items in this definition; and

               (l) any VAT or similar taxes on any sum mentioned in this definition.

               "REPEATING REPRESENTATIONS" means each of the representations set out in Clause 17 (Representations) other than the representations set out in Clauses 17.8 (No filing or stamp taxes), 17.16.1 (Valuation) (in respect of the Initial Valuation only) and
               17.17.3 (Transaction Documents).

               "REPORT ON TITLE" means each Appropriately Addressed report on title/report relating to the Properties and the Interest Purchase Agreement, in form and substance satisfactory to the Agent, and prepared by Hogan & Hartson Raue LLP, lawyers for the Borrower.

               "RESERVATIONS" means: (i) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, (ii) the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of the creditors, (iii) defences of set-off or counterclaim and similar principles and (iv) qualifications and reservation as to matters of law in any legal opinion delivered to the Agent under Schedule 2 (Conditions Precedent).

               "S&P" means Standard & Poor's, a division of the McGraw-Hill Companies, Inc. or any successor to its rating business.

               "SALES PROCEEDS ACCOUNT" means the PropCo Sales Proceeds Account, the Seller 2 Sales Proceeds Account and the Borrower Sales Proceeds Account and each of them.

               "SECURED LIABILITIES" means all present and future obligations and liabilities whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever of the Borrower and the Shareholders to the Finance Parties (or any of them) under the Finance Documents.

               "SECURITY" means any mortgage, standard security, pledge, lien, hypothecation, title retention, charge, assignment by way of security or other agreement or arrangement having the effect of conferring security.

               "SECURITY DOCUMENT" means:

               (a)  each Land Charge;

               (b)  each Account Pledge Agreement;

               (c)  each Security Purpose Agreement;

               (d)  each Global Assignment Agreement;

               (e)  each Share Pledge Agreement;

               (f)  each Interest Pledge Agreement;

               (g)  the Subordination Agreement;

               (h) the Security Documents (as defined in the Purchaser Facility Agreement) in relation to the Purchaser Facility Agreement;

               (i) any other security document that may at any time be given as security for any of the Secured Liabilities pursuant to or in connection with any Finance Document; and

               (j) any other document designated as such by the Agent and the Borrower.

               "SECURITY PURPOSE AGREEMENT" means each security purpose agreement (Sicherungszweckvereinbarung) in the Agreed Form granted by the PropCo Companies in favour of the Security Trustee determining the security purpose of each Land Charge.

               "SECURITY PROVIDER" means the entity granting Security pursuant to each of the Security Documents.

               "SELLER 1" means Semer UV KG and its general partner.

               "SELLER 2" means Mr Reinhold Semer.

               "SELLER 2 ACCOUNT PLEDGE AGREEMENT" means an account pledge agreement granted by Seller 2 in relation to each of the Accounts held by it in favour of the Security Trustee.

               "SELLER 2 FACILITY AGREEMENT" means the Loan Agreement set forth in Annex A recorded in the notarial deed of the officiating notary public dated 28 February 2007 (Roll of Deeds No's. MW-41, 42, 43, 45 and 46/2007) and any documents supplemental to such agreement.

               "SELLER 2 LOAN" means the loan made available pursuant to the Seller 2 Facility Agreement.

               "SELLER 2 RENT ACCOUNT" means the account designated as such under the terms of this Agreement which will be used by Seller 2 to pay interest due on the Seller 2 Loan.

               "SELLER 2 SALES PROCEEDS ACCOUNT" means the account designated as such under the terms of this Agreement.

               "SELLERS" means Seller 1 and Seller 2.

               "SHAREHOLDER" means H2 Lender WPC LLC, a Delaware (U.S.A.) limited liability company and HLWG Two TRS S.a r.l. a Luxembourg limited liability company.

               "SHARE PLEDGE AGREEMENT" means a share pledge agreement dated on or about the date of this Agreement granted by the Borrower to the Security Trustee over the shares in Hoe Management GmbH and Shovel Management GmbH and a share pledge agreement dated on or about the date of this Agreement granted by the Purchaser and Reinhold Semer to the Security Trustee over the shares in Hoe Management GmbH and Shovel Management GmbH.

               "SPECHT" means Erwin Specht GmbH & Co. KG a German limited liability partnership registered with the commercial register maintained at the local court of Berlin-Charlottenburg under HRA 22982 and its sole general partner Erwin Specht Verwaltungs-GmbH.

               "STRUCTURE CHART" means a chart in the Agreed Form showing the legal and beneficial ownership of the Obligors, the Shareholders, PropCo, Specht, Seller 1 and Seller 2 as at the date of this Agreement as the same may be amended from time to time with the consent of the Agent.

               "SUBORDINATED CREDITORS" means H2 LENDER WPC LLC a company incorporated in Delaware with limited liability and registration number 429381 and HLWG Two TRS S.ar.l. a private limited liability company (societe a responsabilite limitee) organised under Luxembourg laws, having its registered seat at 23, Val Fleuri, L-1526 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B.124.626.

               and any other person that accedes to the Subordination Agreement as a subordinated creditor.

               "SUBORDINATION AGREEMENT" means the deed of subordination and priority entered into or to be entered into by the Borrower, the Agent, the Security Trustee and the Subordinated Creditors.

               "SUBSIDIARY" means an entity of which a person has direct or indirect control or owns directly or indirectly more than 24 per cent. of the voting capital or similar right of ownership (except where such term is used in the definition of "Related Party" where it means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership) and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

               "TAXES" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

               "TAX REPORT" means an Appropriately Addressed report satisfactory to the Agent in respect of applicable Taxes in respect of the transaction contemplated by the Transaction Documents addressed to the Finance Parties and their successors in title (and such other parties as the Agent shall require for the purposes of warehousing or securitisation).

               "TERM" means from and including the Utilisation Date to and including the Termination Date.

               "TERMINATION DATE" means subject to Clause 9.2 (Changes to the Interest Payment Date and Interest Period) either the tenth anniversary of the Utilisation Date or, if such date is not an Interest Payment Date, the Interest Payment Date immediately preceding such date.

               "TOTAL COMMITMENTS" means the aggregate of the Commitments.

               "TRANSACTION DOCUMENTS" means:

               (a)  the Finance Documents;

               (b)  the Lease Documents;

               (c)  the Interest Purchase Agreement and all annexures thereto;

               (d)  the Put and Call Agreement and all annexures thereto;

               (e) the Subordination Agreement (as defined in the Interest Purchase Agreement);

               (f)  The Seller 2 Facility Agreement; and

               (g) any other document designated as such by the Agent and the Borrower.

               "TRANSFER CERTIFICATE" means a certificate substantially in one of the forms set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

               "TRANSFER DATE" means, in relation to a transfer, the later of:

               (a) the proposed Transfer Date specified in the Transfer Certificate; and

               (b)  the date on which the Agent executes the Transfer
                    Certificate.

               "UNPAID SUM" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

               "UTILISATION" means a utilisation of the Facility.

               "UTILISATION DATE" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

               "UTILISATION REQUEST" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

               "VALUER" means Ehrenberg, Niemeyer and Adam or any other surveyor or valuer with experience of carrying out valuations of properties of a similar nature to the Properties as may be appointed by the Agent.

               "VALUATION" means an Appropriately Addressed valuation of the Borrower's interest in the Properties by the Valuer in a form and substance satisfactory to the Agent.

               "VAT" means value added tax as provided for in the German Umsatzsteuergesetz 1999 and any other tax of a similar nature.

               "VOID COSTS" means the amounts (together with VAT or any similar Taxes or charges thereon) of ground rent, rates, service charges, insurance premiums, management fees (other than the fees of the Asset Manager), repair and maintenance and any other outgoings whatsoever with respect to the Property to the extent that the same are not fully funded by the tenants under the Occupational Leases.

               "WARRANTIES HOLDBACK" means shall have the meaning ascribed to it in the Interest Purchase Agreement and for the avoidance of doubt shall be E5,000,000 at the Utilisation Date.

               "WEISE" means BeW Kfz-Service GmbH & Co. KG and BeW Kfz-Service Verwaltungs-GmbH .

               "W.P. CAREY GROUP" means W.P. Carey & Co. LLC or any entity controlled by W.P. Carey & Co. LLC or any of its Affiliates.

1.2            CONSTRUCTION

1.2.1 Unless a contrary indication appears, any reference in this Agreement to:

1.2.1.1 the "AGENT", the "ARRANGER", the "BORROWER", any "FINANCE PARTY", any "LENDER", any "PARTY" or the "SHAREHOLDERS" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.2.1.2 "ASSETS" includes present and future properties, revenues and rights of every description;

1.2.1.3 a "FINANCE DOCUMENT" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, restated, replaced, supplemented or novated;

1.2.1.4 "INDEBTEDNESS" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.1.5 a "PERSON" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

1.2.1.6 a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.2.1.7 the "PROPERTY" includes each and every part of it, including all buildings, fixtures (including trade fixtures (but excluding any tenant's fixtures) and fixed plant and machinery, furnishings, fittings, equipment, decoration and other structures now or in future on it and all easements and rights of whatsoever nature attaching to it;

1.2.1.8 a document being "IN THE AGREED FORM" means that it is initialled for the purposes of identification as such by the Borrower and the Agent or by their respective legal advisers on their behalf and where not so initialled, being in such form as the Agent shall otherwise require;

1.2.1.9 a provision of law is a reference to that provision as amended or re-enacted; and

1.2.1.10       a time of day is a reference to London time.

1.2.2 a document being "APPROPRIATELY ADDRESSED" means that such document is addressed to and capable of being relied upon by the Security Trustee (and Rating Agencies and Regulatory Authorities on a non-reliance basis only) for itself and for and on behalf of the Finance Parties (including their respective successors in title and assigns) and to assignees, chargees or transferees of any of those parties for the purposes of a warehousing or securitisation of the Facility and any bond underwriters for the purpose of a securitisation.

1.2.3 Section, Clause and Schedule headings are for ease of reference only.

1.2.4 Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.5 A Default (other than an Event of Default) is "CONTINUING" if it has not been remedied or waived and an Event of Default is "CONTINUING" if it has not been waived.

1.2.6 Where under a Finance Document a Finance Party is required to act reasonably, it is reasonable for (without limitation) that Finance Party to act in a manner which, in the opinion of that Finance Party, is reasonably appropriate to avoid an adverse effect on the then current ratings of securities issued in connection with any Securitisation.

1.3            THIRD PARTY RIGHTS

               Unless expressly provided to the contrary in a Finance Document, a person who is not a Party (other than a receiver, receiver or manager or administrative receiver appointed under any Finance Document) has no right under the

               Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of that Finance Document.

1.4            DISPOSITION OF PROPERTY

               The terms of the other Finance Documents and of any agreement, document or side letter between the Parties are incorporated into each Finance Document to the extent required for any purported disposition of any Property or any part thereof and any other relevant Charged Asset contained in any Finance Document to be a valid disposition in accordance with German law.

2.             THE FACILITY

2.1            THE FACILITY

               Subject to the terms of this Agreement, the Lenders make available to the Borrower a euro term loan facility in an aggregate maximum amount not exceeding the Total Commitments.

2.2            FINANCE PARTIES RIGHTS AND OBLIGATIONS

2.2.1 The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2 The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

3.             PURPOSE

3.1            PURPOSE

               The Borrower shall apply all amounts borrowed by it under the Facility to on lend to Seller 2.

3.2            MONITORING

               No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.             CONDITIONS OF UTILISATION

4.1            CONDITIONS PRECEDENT

4.1.1 The obligations of each Finance Party to the Borrower under the Finance Documents are subject to the condition precedent that the Agent has notified the Lenders and the Borrower that it has received (or that it is satisfied that, subject only to the advance of the Facility, it or its advisors will receive) all of the documents and evidence set out in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent must give this notification to the Borrower and the Lenders promptly upon being so satisfied.

4.1.2 The Agent may refuse to accept a Utilisation Request if the Lender believes that the notification referred to at Clause 4.1.1 above will not be given on or before the Utilisation Date.

4.1.3 If on the proposed Utilisation Date the Agent has not issued the notification referred to in Clause 4.1.1 above then:

               (a)  if all the Lenders agree the Loan shall still be made; and

               (b) the proceeds of the Loan will be paid into the U.K. or German client account of White & Case LLP to be held to the order of the Lender until the Agent gives the notification referred to in Clause 4.1.1 above.

4.2            FURTHER CONDITIONS PRECEDENT

               The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1          no Default is continuing or would result from the proposed Loan;

4.2.2 the Repeating Representations to be made by the Borrower are correct and will be correct immediately after the Loan is made; and

4.2.3          the Loan will not exceed the Facility Amount.

4.3            CONDITION SUBSEQUENT

               The Agent shall receive all the documents and other evidence listed in the Conditions Subsequent section of Schedule 2 (Conditions Subsequent Documents) in form and substance satisfactory to the Agent (acting reasonably) and within the timescales set out in that section of Schedule 2 and the Agent shall notify the Borrowers promptly upon being so satisfied.

5.             UTILISATION

5.1            DELIVERY OF THE UTILISATION REQUEST

               The Borrower may utilise the Facility by delivery to the Agent of the duly completed Utilisation Request not later than 11.00 am six Business Days before the proposed Utilisation Date.

5.2            COMPLETION OF THE UTILISATION REQUEST

               The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless the proposed Utilisation Date is a Business Day within the Availability Period.

5.3            NUMBER OF UTILISATIONS

5.3.1          The Borrower may only make one Utilisation.

5.3.2 Immediately following the Utilisation, any undrawn portion of the Facility shall be automatically cancelled.

5.4            LENDERS' PARTICIPATION

5.4.1 If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

5.4.2 The amount of each Lender's participation in the Loan will be equal to its Pro Rata Share.

5.4.3 The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan by 3.00 pm two Business Days before the proposed Utilisation Date.

6.             REPAYMENT

6.1            REPAYMENT OF LOAN

6.1.1 Subject to Clauses 6.1.2 and 6.2 below, each Borrower shall repay the Loan in instalments in the amounts and on the dates set out in Schedule 10 (the "REPAYMENT SCHEDULE"), each such instalment being a "REPAYMENT Instalment".

6.1.2 All outstanding amounts are to be repaid in full on or before the Termination Date.

6.2            FINAL REPAYMENT

               Notwithstanding any other provisions of this Agreement, on the earlier of:

6.2.1          the Termination Date;

6.2.2 the sale, transfer, surrender or other disposal of all of the Properties; or

6.2.3          the refinancing of the Loan;

               the Borrower shall pay to the Agent for distribution to the Lenders the remaining balance of the Loan in full, together with accrued interest and all other amounts payable under the Finance Documents.

6.3            REBORROWING

               No amount repaid under this Agreement may be re-borrowed.

7.             PREPAYMENT AND CANCELLATION

7.1            ILLEGALITY

               If it becomes after the date of this Agreement unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

7.1.1 that Lender shall promptly notify the Agent upon becoming aware of that event;

7.1.2 upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.3 the Borrower shall prepay that Lender's participation in the Loan made to the Borrower on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2            MANDATORY PREPAYMENT ON CHANGE OF CONTROL

               Subject to the provisions of Clause 7.9.10, if there is a Change of Control without the prior written consent of the Majority Lenders, other than a Permitted Change of Control:

7.2.1 the Borrower shall promptly notify the Agent upon becoming aware of the event;

7.2.2 if the Majority Lenders so require the Agent shall by not less than 5 Business Days notice to the Borrower cancel the Facility and declare the Loan together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable; and

7.2.3 If, and so long as, the Majority Lenders do not require cancellation under Clause 7.2.2 then the Borrower shall immediately supply the Agent with such documents or information as the Agent shall require including, without limitation, documents for know your customer and Money Laundering Regulations and conditions subsequent in relation to each relevant person.

7.3            MANDATORY PREPAYMENT OF DISPOSAL PROCEEDS

               Subject to the provisions of Clause 7.9.10, the Security Trustee shall (and is irrevocably authorised by the Borrower to) on each Interest Payment Date and on the Termination Date, apply the balance standing to the credit of the Borrower Sales Proceeds Account in prepayment in whole or part of the Loan together with any amounts payable on such prepayment in accordance with Clause
               7.9 (Restrictions).

7.4            VOLUNTARY PREPAYMENT OF LOAN

7.4.1          Subject to the provisions of Clause 7.9 (Restrictions), Clause
               10.2 (Prepayment and Cancellation Fees) and to Clause 14 (Other Indemnities), the Borrower may, if it gives the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of E10,000,000 and an integral multiple of E1,000,000).

7.4.2 Prepayments shall be applied to repay the Loan to the extent that it remains outstanding.

7.5            RIGHT OF REPAYMENT AND CANCELLATION IN RELATION TO A SINGLE
               LENDER

7.5.1          Subject to the provisions of Clause 7.9.10, if:

7.5.1.1 any sum payable to any Lender by the Borrower is required to be increased under Clause 12.2.3 (Tax gross-up); or

7.5.1.2        any Lender claims indemnification from the Borrower under Clause
               12.3 (Tax indemnity) or Clause 13.1 (Increased costs);

               the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan.

7.5.2 On receipt of a notice referred to in Clause 7.5.1 above, the Commitment of that Lender shall immediately be reduced to zero.

7.5.3 On the last day of the next succeeding Interest Period which ends after the Borrower has given notice under Clause 7.5.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan, together with accrued interest and all other Secured Liabilities payable to that Lender.

7.6            SUBSTITUTION AND ADDITION TO SECURITY

               If the Borrower wants any Property or Properties already charged pursuant to the Security Documents (each a "RELEASE PROPERTY") to be released and substituted as security by an Additional Property or Additional Properties it must obtain the prior written consent of the Security Trustee (to such release and substitution) and satisfy the conditions set out in Clauses 7.7 and 7.8 below. The consent of the Security Trustee to such substitution shall not be unreasonably withheld where the aggregate of the Market Value (determined in accordance with the Initial Valuation) of:

7.6.1 the Properties already released from the Security Documents during the preceding 12 month period; and

7.6.2          the Value of the Release Property,
               does not exceed 15 per cent. of the Initial Valuation (provided that such substitutions shall not be carried out in respect of Properties having an aggregate Market Value (determined in accordance with the Initial Valuation) of more than 35 per cent. of the Initial Valuation during the Term) but in all other cases such consent may be withheld or granted subject to such conditions as the Security Trustee in its absolute discretion decides.

7.7            SUBSTITUTION CONDITIONS PRECEDENT

               The conditions precedent to any such release and/or substitution as referred to in Clause 7.6 above are as follows:

7.7.1          no Default is subsisting;

7.7.2 the Borrower supplies such further information and details concerning any offered Additional Property as the Security Trustee may reasonable request;

7.7.3          the provisions of Clause 7.8 below are complied with;

7.7.4 such Additional Property is similar in nature and quality in all material respect to the Property being released or substituted;

7.7.5 the Net Rental Income from such Additional Property shall not be less than the Net Rental Income for the substitute Property;

7.7.6 the Market Value shall not be less than the Market Value (determined in accordance with the Initial Valuation) of the Release Property;

7.7.7 any such substitution will not cause the Borrower to be in breach of its obligations under Clause 19.2 (Interest Cover).

7.8            SUBSTITUTION REQUIREMENTS

7.8.1 Prior to the release from the Security Documents of any Release Property the Borrower shall deliver to the Security Trustee the following:

7.8.1.1 a Valuation from the Valuer showing the value of the Additional Property (the "ADDITIONAL PROPERTY VALUATION");

7.8.1.2        a duly executed Additional Charge;

7.8.1.3 such other documents or information as the Security Trustee reasonably requires so that the conditions referred to in Clause 4 (Conditions of Utilisation) are satisfied (mutatis mutandis);

7.8.1.4 payment of the reasonable costs of the Valuer and the Security Trustee's lawyers and other reasonable costs incurred by the Security Trustee in connection with the release and/or substitution.

7.8.2 Upon the completion of any Additional Charge (i) such shall be included within the definition of "Security Documents" and references in this Agreement to "Land Charge" shall be read and construed respectively as references to the Land Charge and every Additional Charge collectively and (ii) the Security Trustee shall, at the request and cost of the Borrower, release the Land Charge or Additional Charge (as the case may be) insofar as it relates to the Release Property but no further or otherwise.

7.9            RESTRICTIONS

7.9.1 Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.9.2          Any prepayment under this Agreement shall be made together with:

7.9.2.1        accrued interest on the amount repaid or prepaid;

7.9.2.2        any fee payable under Clause 10 (Fees);

7.9.2.3        any amounts payable under Clause 14 (Other Indemnities);

7.9.2.4        any amount payable under Clause 16 (Costs and Expenses); and

7.9.2.5 if the Borrower prepays on a date which is not an Interest Payment Date, the Borrower shall also pay to the Agent on the date of such prepayment such amount of interest (including Margin) (as determined by the Agent) as would have been payable on the amount prepaid during the period from the date on which such amount is prepaid to the next Interest Payment Date.

7.9.3 Any such Prepayment not on an Interest Payment Date, shall not alter or require the Agent to terminate, vary or amend any Hedging Arrangements (without prejudice to the Agent's entitlement to do so in its discretion).

7.9.4 Where a Lender acquires or holds its Pro Rata Share in the Loan otherwise than in connection with a securitisation or other transaction having a similar effect, any sum intended to be a prepayment shall be put on an interest bearing deposit account charged in favour of the Security Trustee until the next Interest Payment Date (after such prepayment) and any such interest earned shall (unless an Event of Default is outstanding) be credited to the Borrower on the next Interest Payment Date when the actual prepayment is effected.

7.9.5 The Borrower may not reborrow any part of the Facility which is prepaid.

7.9.6 The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Total Commitments except at the times and in the manner expressly provided for in this Agreement.

7.9.7 No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.9.8          Any prepayment of the Loan will be applied:

7.9.8.1 against either the remaining Repayment Instalments payable pursuant to Clause 6.1.1 (Repayment of Loan) or any balance payable pursuant to Clause 6.1.2 (Repayment of Loan); and

7.9.9 If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

7.9.10 The Loan shall not be prepaid (other than pursuant to Clause 7.1 (Illegality)) without the consent of the Agent in whole before all outstanding amounts under the Purchaser Facility Agreement have been repaid or prepaid in full.

8.             INTEREST

8.1            CALCULATION OF INTEREST

               The rate of interest on the Loan for each Interest Period is the percentage rate per annum determined by the Agent to be the aggregate of:

8.1.1          the Margin;

8.1.2          the Fixed Rate; and

8.1.3          the Mandatory Cost, if any.

8.2            PAYMENT OF INTEREST

               The Borrower shall pay accrued interest on the Loan in arrears on each Interest Payment Date.

8.3            DEFAULT INTEREST

8.3.1 If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3.2 below, is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent. Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

8.3.2 If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

8.3.2.1 the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

8.3.2.2 the rate of interest applying to the overdue amount during that first Interest Period shall be 2% higher than the rate which would have applied if the overdue amount had not become due.

8.3.3 Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4            NOTIFICATION OF RATES OF INTEREST

               The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.             INTEREST PERIODS

9.1            INTEREST PERIODS

9.1.1 The first Interest Period for the Loan shall start on and include the first Utilisation Date and shall end on the day immediately preceding the first Interest Payment Date.

9.1.2 Each subsequent Interest Period shall start on and include, an Interest Payment Date and end on the day preceding the next following Interest Payment Date.

9.2            CHANGES TO THE INTEREST PAYMENT DATE, TERMINATION DATE AND
               INTEREST PERIOD

9.2.1 The Agent may alter the Interest Payment Date, the Termination Date and the Interest Period relating to the Loan on one occasion only to any other day (being not earlier than the existing Interest Payment Date or Termination Date (as the case may be) less two days and no later than the existing Interest Payment Date or Termination Date (as the case may be) plus two days) at any time upon giving 10 Business Days prior written notice to the Borrowers, and such change shall take effect on and from the Interest Payment Date following expiry of such notice.

10.            FEES

10.1           FEE LETTER

10.1.1 The Borrower shall pay to the Arranger or to the Agent (as the case may be) the fees in the amounts and at the times agreed in any Fee Letter.

10.2           PREPAYMENT AND CANCELLATION FEES

               The Borrower must pay to the Agent a fee in the amounts agreed in the Fee Letter on the date of prepayment of any part of the Loan and on the date of cancellation of any part of the Total Commitments, including repayment or prepayment as a result of the exercise by any Finance Party of any rights under the Finance Documents following the occurrence of any Event of Default but excluding any prepayment or cancellation made under Clause 7.1 (Mandatory prepayment - illegality) or Clause 7.5 (Right of repayment and cancellation in relation to a single Lender).

11.            BANK ACCOUNTS

               The undertakings in this Clause 11 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

11.1           DESIGNATION OF ACCOUNTS

11.1.1         BORROWER ACCOUNTS

               The Borrower shall on or prior to the Utilisation Date open and maintain the following bank accounts with the designated branch of the Account Bank with the Account Bank Minimum Rating Requirements in the name of the Borrower:

11.1.1.1 a current account Sort Code 6019 Account No: 18702017 designated the "GENERAL ACCOUNT";

11.1.1.2 a deposit account Sort Code 6019 Account No: 18702025 designated the "BORROWER RENT ACCOUNT";

11.1.1.3 a deposit account Sort Code 6019 Account No: 18702033 designated the "BORROWER SALES PROCEEDS ACCOUNT";

11.1.2         SELLER 2 ACCOUNTS

               The Borrower shall procure that on or prior to the Utilisation Date Seller 2 opens and maintains the following bank accounts with the designated branch of the Account Bank with the Account Bank Minimum Rating Requirements in the name of Seller 2:

11.1.2.1 a deposit account Sort Code 440 400 37 Account No: 373 019 900 designated the "SELLER 2 RENT ACCOUNT"; and

11.1.2.2 a deposit account Sort Code 440 400 37 Account No: 373 020 700 designated the "SELLER 2 SALES PROCEEDS ACCOUNT"

11.1.3         PROPCO ACCOUNTS

               The Borrower shall procure that on or prior to the Utilisation Date PropCo opens and maintains the following bank accounts with the designated branch of the Account Bank with the Account Bank Minimum Rating Requirements in the name of PropCo:

11.1.3.1 a deposit account Sort Code 6019 Account No: 18699016 designated the "PROPCO RENT ACCOUNT";

11.1.3.2 a deposit account Sort Code 6019 Account No: 18699024 designated the "PROPCO SALES PROCEEDS ACCOUNT";

11.1.3.3 a deposit account Sort Code 6019 Account No: 18699032 designated the "HOLDBACKS ACCOUNT";

11.1.3.4 a deposit account Sort Code 6019 Account No: 18699040 designated the "PROPCO RENT RESERVE ACCOUNT";

11.1.3.5 a deposit account Sort Code 6019 Account No: 18699058 designated the "PROPCO EXPANSION AND REMEDIATION ACCOUNT";

11.1.3.6 a current account Sort Code 6019 Account No: 18699066 designated the "PROPCO GENERAL ACCOUNT";

11.2           NO OTHER ACCOUNTS

               The Borrower shall not, and the borrower shall procure that PropCo and Specht shall not, without the prior consent of the Agent, maintain any bank account other than the accounts set out in this Clause.

11.3           WITHDRAWALS FROM THE GENERAL ACCOUNTS

11.3.1 If no Event of Default is continuing, the Borrower may withdraw any amounts standing to the credit of the General Account which may be used for such purposes as solely determined by the Borrower.

11.3.2 If no Event of Default is continuing, PropCo may withdraw any amounts standing to the credit of the PropCo General Account which may be used for the payment of any amounts payable in relation to tax or other administrative liabilities as determined by the Borrower.

11.4           RENT ACCOUNTS

11.4.1         PROPCO RENT ACCOUNT

11.4.1.1 The Borrower shall ensure that all Rental Income and any other sums payable to PropCo in connection with all or any part of the Property are promptly and directly paid into the PropCo Rent Account.

11.4.1.2 Immediately following receipt of the Rental Income into the PropCo Rent Account (and in any event, at least three Business Days prior to the next Interest Payment Date) the Security Trustee shall (and is irrevocably authorised by the Borrower to) instruct the Account Bank to withdraw the balance of all monies standing to the credit of the PropCo Rent Account and pay:

11.4.1.2.1 an amount not exceeding E150,000 per annum into the PropCo General Account in or towards satisfaction of general administrative expenses of PropCo provided evidence of how such amounts have been utilised are provided to the Agent with the information to be provided pursuant to Clause 18.8 (Property Information);

11.4.1.2.2 an amount equal to 75.2601 per cent. of the balance into the Seller 2 Rent Account; and


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

11.4.1.2.3 an amount equal to 24.7399 per cent. of the balance into the Borrower Rent Account.

11.4.2         SELLER 2 RENT ACCOUNT

               Immediately following receipt of the relevant amount of the Rental Income into the Seller 2 Rent Account (and in any event, at least two Business Days prior to the next Interest Payment
               Date) the Security Trustee shall (and is irrevocably authorised by the Borrower to) instruct the Account Bank to withdraw the balance of all monies standing to the credit of the Seller 2 Rent Account and pay it into the Borrower Rent Account.

11.4.3         BORROWER RENT ACCOUNT

               On each Interest Payment Date the Security Trustee shall (and is irrevocably authorised by the Borrower to) instruct the Account Bank to withdraw from the Borrower Rent Account such amount as may be necessary for application on that date in or towards the following items and, if the credit balance in the Borrower Rent Account is insufficient to pay all those items, in the following order:

11.4.3.1 FIRST, payment pro rata of any unpaid fees, costs and expenses (not being amounts referred to in Clause 11.4.3.2 below) of the Finance Parties under the Finance Documents;

11.4.3.2 SECOND, payment pro rata of Fixed Rate Break Costs payable under Clause 14.4 (Fixed Rate Break Costs and Break Gains) ;

11.4.3.3 THIRD, payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

11.4.3.4 FOURTH, payment of any amount due but unpaid under Clause 6.1 (Repayment of Loan);

11.4.3.5 FIFTH, payment of any amount due but unpaid under the Purchaser Facility Agreement after application of the monies standing to the credit of the Purchaser Rent Account on the relevant Interest Payment Date; and

11.4.3.6 SIXTH, (provided that the Borrower is in compliance with the Interest Cover covenant on such Interest Payment Date) in payment of any surplus to the General Account;

               provided that the Security Trustee shall not be obliged to make such withdrawal if a Default is outstanding or would occur on the proposed date for the making of a withdrawal.

11.4.4 The Finance Parties may, in their absolute discretion, vary the order of payment set out in Clauses 11.4.3.1 to 11.4.3.6 above.

11.4.5 If at any time the Borrower demonstrates to the Agent's reasonable satisfaction that at that time there are sufficient monies standing in the Borrower Rent Account to satisfy the requirements of Clauses 11.4.3.1 to


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

               11.4.3.5 on the next Interest Payment Date, the Agent shall withdraw such amount as the Borrower shall reasonably request and deposit it in to the Borrower General Account provided that the Borrower has first satisfied the reporting requirements contained in Clause 18.8 (Property Information) in respect of the immediately preceding Interest Period.

11.5           SALES PROCEEDS ACCOUNTS

11.5.1 The Borrower shall ensure that any Disposal Proceeds payable to Specht or PropCo shall, immediately following receipt of those Disposal Proceeds by Specht or PropCo be credited to the PropCo Sales Proceeds Account.

11.5.2 Immediately following receipt of any Disposal Proceeds into the PropCo Sales Proceeds Account the Security Trustee shall (and is irrevocably authorised by the Borrower to) instruct the Account Bank to withdraw the balance of all monies standing to the credit of the PropCo Sales Proceeds Account and pay:

11.5.2.1 An amount equal to 75.2601 per cent. of the balance into the Seller 2 Sales Proceeds Account; and

11.5.2.2 an amount equal to 24.7399 per cent. of the balance into the Borrower Sales Proceeds Account.

11.5.3 On each Interest Payment Date the Security Trustee shall (and is irrevocably authorised by the Borrower to) instruct the Account Bank to apply all amounts (if any) standing to the credit of the Borrower Sales Proceeds Account by way of prepayment of the Loan (and any amounts payable on such prepayment pursuant to Clause
               7.9 (Restrictions).

11.6           PROPCO RENT RESERVE ACCOUNT

11.6.1 The Borrower shall ensure that PropCo deposits on the date of this Agreement into the Rent Reserve Account the Rent Reserve Amount.

11.6.2 The Borrower shall be permitted to replace the Rent Reserve Amount with a Bank Guarantee provided that the form and substance of the Bank Guarantee has previously been approved in writing by the Security Trustee and that any Bank Guarantee is renewed at least 30 days prior to any expiration of it.

11.6.3 If an event of default (as defined in the Principal Occupational Lease) is continuing under the Principal Occupational Lease, the Security Trustee shall withdraw any amount from the PropCo Rent Reserve Account and/or call on the Bank Guarantee and apply that amount for any purpose for which money in the Rent Reserve Account is held (save to the extent that the monies have already been paid out pursuant to Clauses 11.6.4 and/or 11.6.5 below following a prior written request from the Borrower) including, for the avoidance of doubt, the payment of money into the PropCo Rent Account to cover any shortfall or non-payment of Rental Income.

11.6.4 Provided that there is no continuing Event of Default, at any time that there is an event of default (as defined in the Principal Occupational Lease) which is continuing under the Principal Occupational Lease the Borrower may request in writing that the Security Trustee shall withdraw an amount or amounts up to a maximum 10 per cent. of the Rent Reserve Amount (in aggregate) in payment of costs incurred by the Borrower in marketing the Property (or any part) and/or in payment of any inducement to enter into a Lease Document.

11.6.5 Provided that there is no continuing Event of Default, the Borrower may request a further amount be withdrawn (in excess of the amounts referred to in Clause 11.6.4) to be used for marketing of the Property (or any part) and/or in payment of any inducement to enter into a Lease Document and the Security Trustee shall only withdraw such amounts with the consent of the Agent (such consent not to be unreasonably withheld).

11.6.6 It is acknowledged that the Rent Reserve Amount may be adjusted from time to time in accordance with the provisions of paragraph 32 of the Principal Occupational Lease Provided Always that the Rent Reserve Amount and/or Bank Guarantee in aggregate shall not at any time be less than a sum equivalent to three months of the Basic Rent (as defined in the Principal Occupational Lease).
               Accordingly:

11.6.6.1 if the Rent Reserve Amount and/or Bank Guarantee needs to be increased the Borrower shall ensure that PropCo enforces OpCo's obligation to increase such Rent Reserve Amount and/or, as applicable, increase the Bank Guarantee to ensure that the Bank Guarantee never falls below an amount equivalent to the then applicable level of the Rent Reserve Amount; or,

11.6.6.2 if the Rent Reserve Amount is to be reduced and provided that there is no ongoing event of default of the Principal Occupational Lease, then the Security Trustee shall release the required amount to OpCo or accept a replacement Bank Guarantee for the such reduced amount upon the written request of the Borrower.

11.7           PROPCO EXPANSION AND REMEDIATION ACCOUNT

11.7.1 The Borrower shall ensure that it deposits or procures that PropCo deposits on the date of this Agreement into the PropCo Expansion and Remediation Account the Expansion Amount.

11.7.2 It is acknowledged that in accordance with the terms of the Principal Occupational Lease, Seller 2 is entitled to the interest accrued in the PropCo Expansion and Remediation Account. As such, the Security Trustee will be obliged to withdraw any interest accrued from time to time (but not more than once every six months) at the written request of the Borrower so that such interest can be paid over to Seller 2.

11.7.3 Funds on deposit in the PropCo Expansion and Remediation Account shall be withdrawn by the Security Trustee for the payment of the costs incurred by PropCo pursuant to any Expansion. The Security Trustee will be obliged to withdraw funds on deposit in the PropCo Expansion and Remediation Account at the request of the Borrower provided:

11.7.3.1       no Event of Default is continuing under the Principal
               Occupational Lease;


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

11.7.3.2       such Expansion is in accordance with Clause 20.26 (Expansion);
               and

11.7.3.3 the Borrower has provided to the Agent such documentation and certifications in a form satisfactory to the Agent to substantiate the requirement for the disbursement or Seller 2 provides a bank guarantee on first demand to the Security Trustee issued by a bank with a credit rating of at least the Account Bank Minimum Rating Requirements in an amount equal to the relevant disbursement and in a form reasonably acceptable to the Agent. If the credit rating of the bank providing the bank guarantee is at any time down graded and does not at any time have the Account Bank Minimum Rating Requirements then the Borrower shall at the request of the Agent procure that a new bank guarantee with at least the said credit rating is procured within 10 Business Days.

11.7.4 If an Event of Default is continuing under the Principal Occupational Lease:

11.7.4.1 the Security Trustee is not obliged to withdraw any amount from the PropCo Expansion and Remediation Account; and

11.7.5 the Security Trustee may withdraw any amount from the PropCo Expansion and Remediation Account and apply that amount for any purpose for which the money may be applied including, for the avoidance of doubt, the payment of money into the PropCo Rent Account.

11.7.6 In the event that OpCo does not complete one or more of the Required Expansions (as such term is defined in the Principal Occupational Lease) in accordance with clauses 13(c) and 13(d) of the Principal Occupational Lease, any monies remaining in the PropCo Expansion and Remediation Account following application pursuant to the provisions of clause 13(d) of the Principal Occupational Lease (at the direction of the Agent in accordance with Clause 20.26 (Expansions)) shall be released from the PropCo Expansion and Remediation Account to the PropCo Sales Proceeds Account to be applied in prepayment of the Loan in accordance with Clause 11.6 as if such amount were Disposal Proceeds.

11.8           SIGNING RIGHTS

11.8.1 The Security Trustee shall have sole signing rights in relation to:

11.8.1.1       each Rent Account;

11.8.1.2       each Sales Proceeds Account;

11.8.1.3       the Holdbacks Account;

11.8.1.4       the PropCo Rent Reserve Account;

11.8.1.5       the PropCo Expansion and Remediation Account;

11.8.2 Subject to Clause 11.8.3 below, the Borrower shall have signing rights in relation to the General Account.


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

11.8.3 At any time when a Default is continuing, the Security Trustee may (and is irrevocably authorised by the Borrower to) operate the General Account and instruct the Account Bank to withdraw from, and apply amounts standing to the credit of the General Account in or towards any amounts due under the Finance Documents.

11.9           CURRENCY OF ACCOUNT

               Each Account shall be denominated in euro. If the Borrower or the Agent receives any monies for crediting to an Account in a currency other than euro, it will promptly convert those monies into euro (at the then prevailing rate of exchange quoted by the Agent) before depositing the proceeds into the relevant Account.

11.10          MISCELLANEOUS ACCOUNTS PROVISIONS

11.10.1        The Borrower shall ensure that no Account goes into overdraft.

11.10.2 The Borrower shall procure that statements in respect of all debits and credits to each Account are provided to the Agent or its agent not less than quarterly and within five days of each Interest Payment Date or such other time as the Agent may require upon written request to the Borrower. In addition the Borrower shall:

11.10.2.1 provide the Agent within three Business Days of any request by the Agent the following information in relation to any payment received in an Account:

11.10.2.1.1    date of payment/receipt;

11.10.2.1.2    payer;

11.10.2.1.3    purpose of/for payment/receipt; and

11.10.2.2 pay any amount, received or recovered otherwise than by credit to the appropriate Account, to the relevant Account or to the Agent immediately after such receipt or recovery and in like funds as such receipt or recovery and shall in the meantime hold the same subject to the Security created by the Security Documents.

11.10.3 The Borrower shall not enter into any arrangement with the Account Bank under which money or the benefit of any Account may be applied or set-off.

11.10.4 On the Termination Date or on the Facility becoming immediately due and payable under this Agreement, the monies standing to the credit of each Account other than any account held by Seller 1 and Seller 2 or the PropCo Rent Reserve Account or PropCo Expansion and Remediation Account (unless an event of default under an Principal Occupational Lease is outstanding) may be applied by the Borrower or the Security Trustee in or towards payment of the Secured Liabilities.


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

11.10.5 The Security Trustee may, if an Event of Default is continuing, authorise withdrawal at any time from the Accounts to pay any amount due and payable to a Finance Party under the Finance Documents.

11.10.6 The Security Trustee may delegate its powers of withdrawal under this Clause 11 to any insolvency administrator
               (Insolvenzverwalter), administrative receiver, receiver and/or manager.

11.10.7 All Accounts which are with the Account Bank shall be interest bearing at a rate which is in accordance with the terms and conditions from time to time relating to that Account.

11.11          LIMITATION OF LIABILITY

               No Finance Party shall be responsible to the Borrower for any non-payment of any liability of the Borrower which could be paid out of moneys standing to the credit of an Account (other than in respect of the Security Trustees' obligation pursuant to Clause
               11.4 in relation to the Rent Account). No Finance Party shall be liable to the Borrower for any withdrawal wrongly made if made in good faith in the absence of fraud, gross negligence or wilful misconduct on the part of its employees or agents.

11.12          BORROWER'S PAYMENT OBLIGATIONS

               This Clause 11 does not limit or affect the Borrower's obligations to pay the Secured Liabilities or to make voluntary or mandatory payments under the Finance Documents.

11.13          CHANGE OF BANK ACCOUNTS

11.13.1 If the Agent so requires or the Borrower so requests (and the Agent consents), an Account shall be moved to another bank, subject to such bank meeting the Account Bank Minimum Rating Requirements.

11.13.2 The short term debt instruments in issue by each Account Bank must have a rating of A-1+ (or better) by S&P, F1+ (or better) by Fitch and P-1 (or better) by Moody's. If the short term debt instruments in issue by an Account Bank cease to have such a rating, the Agent may require that the relevant Account(s) be moved to another bank of its choice that satisfies such requirement as soon as possible and in any event within 20 Business Days of the Borrower becoming aware of the downgrade of the required rating.

11.13.3 The Borrower shall do all such things as the Agent requests to facilitate any such change of Account(s) and the Borrower shall create Security in favour of the Security Trustee and the other Finance Parties over the balance standing to the credit of such Account(s) in form and substance satisfactory to the Security Trustee.

11.13.4 In addition to the other provisions of this Clause 11.13, a change of Account shall only become effective upon the proposed new bank agreeing with the Agent and the Borrower, in a manner satisfactory to the Agent to fulfil the role of the Account Bank as set out in this Clause 11.


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

12.            TAX GROSS UP AND INDEMNITIES

12.1           DEFINITIONS

12.1.1         In this Agreement:

               "EXEMPT LENDER" means, in relation to the Borrower, a Lender which is able (otherwise than by reason of being a Treaty Lender) under the domestic law of the jurisdiction of the source of the interest to receive interest free of any withholding or deduction for or on account of Tax imposed by such jurisdiction).

               "PROTECTED PARTY" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

               "QUALIFYING LENDER" means a Lender which on the date a payment of interest is made under a Finance Document is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is on that date:

               (a)  an Exempt Lender; or

               (b)  a Treaty Lender.

               "TAX CONFIRMATION" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is a Qualifying Lender.

               "TAX CREDIT" means a credit against, relief or remission for, or repayment of any Tax.

               "TAX DEDUCTION" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

               "TAX PAYMENT" means an increased payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

               "TREATY LENDER" means a Lender which:

               (a) is a resident of a Treaty State for the purposes of the Treaty;

               (b) does not carry on a business in the jurisdiction of the source of the interest through a permanent establishment with which that Lender's participation in the Loan is effectively connected.

               "TREATY STATE" means a jurisdiction having a double taxation agreement (a "TREATY") with the jurisdiction of the source of the interest which makes provision for full exemption from tax imposed by the jurisdiction of the source of the interest.


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

12.1.2 Unless a contrary indication appears, in this Clause 13 a reference to "DETERMINES" or "DETERMINED" means a determination made in the absolute discretion of the person making the determination.

12.2           TAX GROSS-UP

12.2.1 Any payments to be made under or in connection with any Finance Document shall be made without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2 The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

12.2.3 If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4 The Borrower is not required to make an increased payment to a Lender under Clause 12.2.3 above for a Tax Deduction in respect of tax imposed by the jurisdiction of the source of the interest (excluding, however, Tax Deductions imposed by the United States) from a payment of interest on the Loan, if on the date on which the payment falls due:

12.2.4.1 the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority which is applicable to the Borrower; or

12.2.4.2 German tax authority has imposed on the Borrower an obligation to make a withholding on account of tax according to Section 50a paragraph 7 of the German Income Tax Act (Einkommensteuergesetz); or

12.2.4.3 the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 12.2.7 below.

12.2.5 If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.


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

12.2.6 Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7 A Treaty Lender and the Borrower when making a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction. Any non co-operation by the Borrower under this Clause shall invalidate the application of Clause 12.2.4.3 above.

12.2.8 Each Original Lender warrants and represents to the Borrower on the date of this Agreement that, except with respect to Taxes imposed by the United States, it is a Qualifying Lender. Each Original Lender shall promptly notify the Borrower if it ceases to be a Qualifying Lender.

12.2.9 The Borrower is not required to make an increased payment to a Lender under Clause 12.2.3 above for a Tax Deduction in respect of US backup withholding if such backup withholding is the result of the failure of the Lender to provide an Internal Revenue Service Form W8-BEN indicating an exemption.

12.3           TAX INDEMNITY

12.3.1 The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2         Clause 12.3.1 above shall not apply:

12.3.2.1       with respect to any Tax assessed on a Finance Party:

12.3.2.1.1 under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

12.3.2.1.2 under the law of the jurisdiction in which that Finance Party's Facility Office or permanent establishment is located or otherwise subject to non-resident tax liability in respect of amounts received or receivable in that jurisdiction;

               if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

12.3.2.2       to the extent a loss, liability or cost:

12.3.2.2.1 is compensated for by an increased payment under Clause 12.2 (Tax gross-up);


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

12.3.2.2.2 is compensated for by Clause 13.1 (Increased Cost) (or would have been compensated for under Clause 13.1 (Increased Cost) but was not so compensated solely because one of the exclusions in Clause
               14.4 (Exceptions) applied);

12.3.2.2.3 is attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

12.3.2.2.4 would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2.4 of Clause 12.2 (Tax gross-up) applied.

12.3.3 A Protected Party making, or intending to make a claim under Clause 12.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

12.3.4 A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4           TAX CREDIT

               If the Borrower makes a Tax Payment and the relevant Finance Party determines, in its sole discretion, that:

12.4.1 a Tax Credit is attributable to that Tax Payment or any part of it; and

12.4.2         that Finance Party has obtained, utilised and retained that Tax
               Credit;

               the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.

12.5           STAMP TAXES

               The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, notary fees, registration and other similar Taxes and fees payable in respect of any Finance Document other than stamp duty payable in respect of an assignment or transfer pursuant to Clause 23.1 (Assignments and transfers by the Lenders).

12.6           VALUE ADDED TAX

12.6.1 All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party in addition to and at the same time as paying the consideration an amount equal to the amount of the VAT.


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

12.6.2 Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines that it is not entitled to credit or repayment of the VAT.

13.            INCREASED COSTS

13.1           INCREASED COSTS

13.1.1 Subject to Clause 13.4 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

13.1.2         In this Agreement "INCREASED COSTS" means:

13.1.2.1 a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

13.1.2.2       an additional or increased cost; or

13.1.2.3       a reduction of any amount due and payable under any Finance
               Document,

13.2 which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.3           INCREASED COST CLAIMS

13.3.1 A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

13.3.2 Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs together with such information as the Borrower may reasonably require to allow the computation of the amount that it is or would be payable under this Clause to be verified.

13.3.3 No Finance Party shall be entitled to recover any increased cost under this Clause 13.3 if it has not made a demand in respect of the same within 6 months of the date such Increased Costs have occurred.


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

13.4           EXCEPTIONS

13.4.1 Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.4.1.1 attributable to a Tax Deduction required by law to be made by the Borrower;

13.4.1.2 compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in Clause
               12.3.2 (Tax indemnity) applied);

13.4.1.3       compensated for by the payment of the Mandatory Cost;

13.4.1.4 would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2.4 of Clause 12.2 (Tax gross-up) applied; or

13.4.1.5 attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

               In this Clause 13.4, a reference to a "TAX DEDUCTION" has the same meaning given to the term in Clause 12.1 (Definitions).

13.5           NON-DISCLOSURE

               Nothing in this Clause 13 (Increased Costs) will require a Finance Party to disclose any information which it regards as confidential or commercially sensitive.

14.            OTHER INDEMNITIES

14.1           CURRENCY INDEMNITY

14.1.1 If any sum due from the Borrower under the Finance Documents (a "SUM"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "FIRST CURRENCY") in which that Sum is payable into another currency (the "SECOND CURRENCY") for the purpose of:

14.1.1.1       making or filing a claim or proof against the Borrower;

14.1.1.2 obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings;

               the Borrower shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.


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

14.1.2 The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2           OTHER INDEMNITIES

14.2.1 The Borrower shall , within five Business Days of demand, indemnify each Finance Party against (or pay to any Finance Party for the account of any of its Affiliates) any cost, loss or liability incurred or sustained or to be incurred or sustained by that Finance Party or any of its Affiliates as a result of:

14.2.1.1 the occurrence of a Default or the operation of Clause 22.21 (Acceleration);

14.2.1.2 a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

14.2.1.3 the Loan (or any part thereof) not being advanced after a Utilisation Request has been delivered for the Loan (or the relevant part) as a result of (i) the Borrower failing to satisfy the conditions precedent listed in Schedule 2 for such Utilisation or (ii) the Borrower declining to accept the Loan or otherwise claiming that it no longer requires the Loan for whatever reason;

14.2.1.4 the Loan (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

14.2.1.5 any prepayment, accelerated payment or any other repayment of the Loan (or part of the Loan) other than pursuant to Clause 6.1 (Repayment of Loan) otherwise than on an Interest Payment Date.

14.2.1.6 the receipt or recovery by a Finance Party of all or any part of the Loan, any interest or an Unpaid Sum otherwise than on an Interest Payment Date.

14.2.2 For the avoidance of doubt, the liability of the Borrower in each case shall include, without limitation, any servicer's fees and any loss or expense sustained or incurred by a Finance Party and/or its Affiliate in liquidating or employing or redeploying deposits or funds acquired, borrowed, contracted for or utilised to fund, effect or maintain the Loan or any part thereof or any amount repaid or prepaid (including, without limitation, any loss or expense sustained or incurred or to be sustained or incurred because the rate obtainable by the Finance Party and/or its Affiliate or the redeployment of funds repaid or prepaid is less than the cost to the Finance Party and/or its Affiliate of funding the amount so repaid or prepaid).

14.3           INDEMNITY TO THE FINANCE PARTIES

               The Borrower shall promptly indemnify each Finance Party against any cost, loss expense or liability incurred by that Finance Party as a result of:

14.3.1         investigating any event which it believes is a Default; or


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

14.3.2 acting or relying on any notice, request or instruction which it believes to be genuine, correct and appropriately authorised.

14.4           FIXED RATE BREAK COSTS AND BREAK GAINS

14.4.1 The Borrower expressly acknowledges that one of more of the Finance Parties or their Affiliates may enter (or may have already entered) into one or more Related Funding Arrangements in connection with or by reference to all or part of its participation in a Loan with the intention of matching or correlating its obligations under those arrangements with the obligations of the Borrower under such Loan or may have taken a position generally with respect to interest rates which is partly dependent on the Borrower making payments in relation to such Loan strictly in accordance with the terms which apply to such Loan.

14.4.2 Without prejudice to the generality of Clause 14.2 (Other Indemnities) if one of the events listed in Clause 14.2.1.1 to
               14.2.1.6 above occurs or a Related Funding Arrangement is cancelled or terminated in whole or in part the Borrower shall, forthwith on demand by the Agent, pay to the Agent (for the account of the Finance Parties or their Affiliates) an amount equal to any loss or expense:

14.4.2.1 arising from the unwinding, cancellation, termination or variation of, or utilising for different purposes of, all or any part of any Related Funding Arrangement.

14.4.2.2 on the basis of the cost to the Finance Party or its Affiliate of unwinding, varying, cancelling or terminating any Related Funding Arrangement or any part thereof; or

14.4.2.3 which would arise if all or any part of any Related Funding Arrangement were unwound, cancelled, terminated, varied or utilised for a different purpose (even though the same are not actually unwound, cancelled, terminated, varied or utilised for a different purpose; or

14.4.2.4 which would arise if interest rate (or other hedging) contracts were purchased (whether or not such contracts are actually purchased) which replace the income stream which would have flowed from the relevant Loan under this Agreement.

14.4.3 The certificate of a Finance Party as to the amount of any loss or expense incurred by it or its Affiliate shall be prima facie evidence as to the amount payable by the Borrower under this Clause 14.

14.4.4 Clause 14.4.2 above shall not apply to early termination or cancellation arising by reason of:

14.4.4.1 the occurrence of an event of default under the Related Funding Arrangement happening in relation to such Finance Party and/or its Affiliate (other than where caused as a result of non-payment of any amount due from the Borrower under this Agreement); or


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14.4.4.2       the voluntary termination or cancellation of the Related Funding
               Arrangement by such Finance Party and/or its Affiliate (unless such voluntary termination or cancellation has been made following the occurrence of one of the events listed in Clauses
               14.2.1.1 to 14.2.1.6 above.

14.4.5 If a Related Funding Arrangement is cancelled or terminated and such cancellation or termination produces an amount payable to a Finance Party and/or its Affiliate (as determined by the relevant Finance Party) (a "Break Gain"), the relevant Finance Party shall pay the Break Gain to the Borrower unless a Default is outstanding, in which case the Break Gain shall be used to prepay (on behalf of the Borrower) the Loan in accordance with Clause 7 (Prepayment and Cancellation).

14.5           ENVIRONMENTAL INDEMNITY

               Each Borrower shall, promptly on demand by a Finance Party, indemnify that Finance Party from and against any payments, losses or damages incurred by that Finance Party (together with any costs of defending (successfully or otherwise) any claim) arising from or based on Environmental Law which relates to a Property or the provision of the Facility to the Borrowers.

14.6           INDEMNITY TO THE SECURITY TRUSTEE

14.6.1 The Borrowers shall promptly indemnify the Security Trustee against any cost, loss or liability incurred by the Security Trustee as a result of:

14.6.1.1 the taking, holding, protection and/or enforcement of the Security created under the Security Documents;

14.6.1.2 the exercise of any of the rights, powers, discretions and/or remedies vested in the Security Trustee by the Finance Documents or by the law; and/or

14.6.1.3 any default by a Borrower and/or any Shareholders in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

14.6.2 The Security Trustee may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 14.6.1 above.

15.            MITIGATION BY THE LENDERS

15.1           MITIGATION

15.1.1 Each Finance Party shall take such reasonable steps as such Finance Party determines to be available to it, to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of
               Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.


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

15.1.2 Clause 15.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2           LIMITATION OF LIABILITY

15.2.1 The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2         A Finance Party is not obliged to take any steps under Clause
               15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.3           CONFIRMATION REGARDING SECURITY

15.3.1         In this Clause 15.3:

               "DECREE" means the general letter rulings of the German Federal Ministry of Finance, dated 15 July 2004, docket nr IV A 2 - S 2742a - 20/04, and dated 22 July 2005, docket nr. IV B 7 - S 2742a - 31/05 (each and jointly a Decree) regarding the interpretation of sec. 8 a of the German Corporate Income Tax Act (Korperschaftsteuergesetz)

               "LONG TERM INTEREST BEARING DEPOSIT" means any interest bearing financial asset with a term or maturity of at least twelve months as defined in more detail in marginal notes 20 and 37 (Textziffern) of the Decree dated 15 July 2004 in conjunction with the general administration guidelines on the Trade Tax Act (Gewerbesteuerrichtlinien). Long Term Interest Bearing Deposits include (without limitation) bank accounts which record a 'zero' or negative balance for less than 8 days per financial year, bank accounts which record a 'zero' or negative balance for more than 7 days per financial year, but only due to a structuring which is considered to bean abuse of legal structuring for tax purposes as defined by sec. 42 German General Tax Code ('Abgabenordnung'), and intra group receivables (including without limitation Shareholder loans).

15.3.2 Each Original Lender hereby confirms that the Facility made available to the Borrower is only secured by the Security under the Security Documents.

15.3.3 As soon as practical after the signing of this Agreement each Lender shall confirm to the Borrower by letter substantially in the form as attached as Schedule 7 (Confirmation Letter, together with the confirmation given in Clause 15.3.2 above, the "CONFIRMATIONS") which Security have been granted to the Lenders in relation to the Facility including a reference to any restrictions regarding Long Term Interest Bearing Deposits. Each Lender shall send an updated Confirmation Letter if and when the Security in regard of the Facility are amended or changed or at the reasonable request of the Borrower at any other point in time.

15.3.4 The Confirmations are provided solely to assist the Borrower in demonstrating the absence of any back to back financing to the German tax authorities. No


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

               Finance Party is responsible for the tax affairs or position of the Borrower or for achieving any particular tax treatment of the Borrower and the Shareholders and the Borrower may not make any claim against a Finance Party in respect of or in connection with the Confirmations.

15.3.5 The parties acknowledge that the interpretation of the term "recourse" (Ruckgriff) and the concept of back to back financing as understood and applied by the German tax authorities in the context of the German thin capitalisation regime (sec. 8a CITA, Korperschaftsteuergesetz) is still somewhat unclear. To the extent the German tax authorities require the Borrower to provide, in addition to the Confirmations, further evidence or information the Lender shall support the Borrower in this regard. Each Lender shall, subject to receipt of adequate substitute security, as determined by the Lender in its sole discretion, release or restrict its security interest or issue further confirmation letters or certificates or otherwise provide information to the Borrower or the German tax authorities, including, without limitation, in relation to the existence or non-existence of any Long Term Interest Bearing Receivables maintained by any of the Borrower's shareholders or related parties (as defined by sec. 1 para 2. of the German Foreign Relations Tax Act, AuBensteuergesetz) thereof with any
               Finance Parties.

15.3.6 The Confirmations shall not constitute the provision by a Finance Party of any legal or tax advice to any other party in respect of the application of the German thin capitalization rules (Section 8a of the German Corporate Income Tax Act (KStG) and any administrative guidance issued in respect thereof) or otherwise in respect of this Agreement.

15.3.7 If and to the extent any right under any Security is directly or indirectly created over any receivable of the Borrower or any Shareholder or Affiliate of any Borrower or any Shareholder and that receivable is or becomes a Long Term Interest Bearing Deposit, the Lenders agree with the Borrower and each Shareholder and Related Person that such Security Right over such Long Term Interest Bearing Deposit shall not secure any payment obligation under any Finance Document. This restriction shall not apply with regard to (i) any Security Right granted by the Borrower to the extent such Security Right secures its own borrowings, and (ii) the land charges (Grundschulden) and the submissions to immediate foreclosure in rem (dingliche Zwangsvollstreckungsunterwerfungen in das Grundstuck) granted by any of the Borrower or Shareholders to any of the Finance Parties in respect of any Property. Guarantees which are provided for the obligations of the Borrower by a Shareholder or a Related Person are restricted such that no Finance Party may execute a claim into the Long Term Interest Bearing Deposits of a Shareholder.

15.3.8 In respect of Long Term Interest Bearing Deposits the relevant Shareholder shall not be subject to any restriction to transfer, assign, sell, withdraw or to terminate the underlying agreement relating to such Long Term Interest Bearing Deposits or otherwise to dispose of (verfugen) such Long Term Interest Bearing Deposits. Any such restriction imposed on the Borrower shall automatically be terminated at the time the liability of the Borrower towards the Finance Parties under this Agreement, excluding, however any obligations


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

               or liabilities of the other Borrowers, which the Borrower has assumed under the Finance Documents by way of guarantee or other legal instrument, has been fully repaid and such restriction shall be exclusively limited to securing the aforementioned liability. For the avoidance of doubt this Clause 15.3.8. shall override all other provisions in this agreement including without limitation Clauses 20.4 (Negative Pledge), 20.5 (Transaction Similar To Security) and 20.6 (Disposals).

16.            COSTS AND EXPENSES

16.1           TRANSACTION EXPENSES

               The Borrower shall promptly on demand pay the Agent, the Security Trustee and the Arranger the amount of all costs and expenses (including legal fees, surveyors fees, environmental consultancy fees, registration and other out of pocket expenses) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution of:

16.1.1 this Agreement, the other Finance Documents and any other documents referred to in this Agreement; and

16.1.2 any other Finance Documents executed after the date of this Agreement.

16.2           AMENDMENT COSTS

               If (a) the Borrower requests an amendment, waiver or consent or
               (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within five Business Days of demand, reimburse the Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and/or the Security Trustee in responding to, evaluating, negotiating or complying with that request or requirement.

16.3           ENFORCEMENT COSTS

               The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal and servicer's fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4           SECURITY TRUSTEE EXPENSES

               The Borrower shall, within five Business Days of demand, pay the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

16.5           VALUATION EXPENSES

               The Borrower shall, within five Business Days of demand by the Agent, pay the costs of any Valuation under Clause 18.7 (Valuations Update) save for any


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

               Valuation under Clause 18.7.1.2.2 (Valuations Update) if it indicates that no Default has occurred.

17.            REPRESENTATIONS

               Each Obligor makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1           STATUS

17.1.1 The Borrower is a limited liability company (societe a responsabilite limitee) duly formed and validly existing under the laws of Luxembourg.

17.1.2 PropCo is a limited partnership (Kommanditgesellschaft), duly formed and validly existing under the laws of the Federal Republic of Germany.

17.1.3 Specht is a limited partnership (Kommanditgesellschaft), duly formed and validly existing under the laws of the Federal Republic of Germany.

17.1.4 Each of the Shareholders are corporations duly incorporated and validly existing under the laws of Delaware.

17.1.5         Each Obligor, the PropCo Companies and each Shareholder:

17.1.5.1 has the power to own its assets and carry on its business as it is being conducted; and

17.1.5.2       possesses the capacity to sue and be sued in its own name;

17.1.5.3 will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document to which it is a party.

17.2           BINDING OBLIGATIONS

               Subject to the Reservations, the obligations expressed to be assumed by each Obligor, PropCo, the Shareholders, Seller 1 and Seller 2 and the Subordinated Creditors in each Transaction Document to which it is a party are legal, valid, binding and enforceable.

17.3           NON-CONFLICT WITH OTHER OBLIGATIONS

               The entry into and performance by each Obligor, PropCo, the Shareholders, Seller 1, Seller 2 and the Subordinated Creditors of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not:

17.3.1 contravene any law or regulation applicable to it or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any Court having jurisdiction over it;


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

17.3.2 contravene or conflict with its constitutional documents (Gesellschaftsvertrag);

17.3.3 conflict with or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any licence or other authorisation to which it is subject or which is binding upon it or any of its assets; or

17.3.4 (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

17.4           POWER AND AUTHORITY

               Each Obligor, PropCo, the Shareholders, Seller 1 and the Subordinated Creditors has the power to enter into, perform and deliver, and has taken all necessary corporate, shareholder and other action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

17.5           VALIDITY AND ADMISSIBILITY IN EVIDENCE

               All Authorisations required:

17.5.1 to enable any Obligor, PropCo, the Shareholders, Seller 1, Seller 2 and the Subordinated Creditors lawfully to carry out its objects and to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

17.5.2 for the proper conduct of each Obligor's, PropCo's and Specht's business, trade and ordinary activities;

17.5.3 to make the Transaction Documents to which any Obligor, PropCo, the Shareholders, Seller 1, Seller 2 and the Subordinated Creditors is a party admissible in evidence in its jurisdiction of incorporation; and

17.5.4 to enable any Obligor, PropCo, Specht, the Shareholders, Seller 1, Seller 2 and the Subordinated Creditors to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect and no Obligor nor the Shareholders are aware of any circumstances that are likely to result in any of the same being revoked, superseded or varied.

17.6           GOVERNING LAW AND ENFORCEMENT

17.6.1 The choice of governing law of the Transaction Documents will be recognised and enforced in the jurisdiction of incorporation of each Obligor, PropCo, Specht, Seller 1, Seller 2, the Shareholders and the Subordinated Creditors.

17.6.2 Any judgment obtained in England in relation to a Transaction Document will be recognised and enforced in the jurisdiction of incorporation of each


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

               Obligor, PropCo, the Shareholders, Seller 1 and Seller 2 and the Subordinated Creditors.

17.7           DEDUCTION OF TAX

               With respect to U.S. Taxes and with respect to all other jurisdictions where the Lenders are Qualifying Lenders, no Obligor is required under the law of its jurisdiction of incorporation, or by reason of the application of Clause 12.2.9 to make any deduction for or on account of Tax or for any other purpose from any payment it may make under any Finance Document.

17.8           NO FILING OR STAMP TAXES OR TRADE TAXES

               Under the law of its jurisdiction of incorporation or that of any Obligor, the Shareholders or the Subordinated Creditors it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid by such Obligor on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than in the case of a Security Document, the requirements specified at the end of Clause 17.5 (Validity and admissibility in evidence).

17.9           NO U.S. TAX ELECTION

               No person has filed any election pursuant to U.S. Treasury Regulations Section 301.7701-3 to treat the Borrower as a corporation for U.S. tax purposes.

17.10          NO DEFAULT

17.10.1 No Default is continuing or might reasonably be expected to result from the making of the Utilisation.

17.10.2 No Obligor, PropCo or Specht is (nor would be with any of the giving of notice, the lapse of time, the determination of materiality, or the satisfaction of any other condition) in breach of or in default under any deed, instrument or agreement to which it is a party or which is binding on it or any of its revenues or assets and no person has disputed, repudiated or disclaimed any liability thereunder or indicated that it does not consider itself bound by or does not intend to comply with any of the provisions of the same where such breach or default might have a Material Adverse Effect.

17.11          NO MISLEADING INFORMATION

17.11.1 All material factual information provided by any Obligor, PropCo or Specht or on its behalf to the Finance Parties in connection with the Finance Documents and the transactions contemplated by them is complete, true and accurate in all material respects.

17.11.2 No Obligor, PropCo or Specht has withheld or omitted any information which would make the information referred to in Clause 17.11.1 above untrue or misleading in any respect and nothing has occurred since the date any such


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

               information was provided which has not been disclosed to the Finance Parties which would render any such information untrue or misleading in any material respect.

17.11.3 All assumptions made in the German Tax Report are true and accurate and in relation to those assumptions relating to matters not yet implemented, such matters will be implemented in accordance with the relevant assumptions.

17.12          RANKING

17.12.1 Subject to the requirements specified at the end of Clause 17.5 (Validity and admissibility of evidence), each Security Document creates (or, once entered into, will create) in favour of the Security Trustee for the benefit of the Finance Parties, the Security which it is expressed to create with the ranking and priority it is expressed to have.

17.12.2 Without limiting Clause 17.12.1 above, the payment obligations of any Obligor under the Finance Documents shall rank in priority to the claims of all its other present and future unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law and not by contract.

17.13          LITIGATION

               Except as otherwise set forth and fairly and fully disclosed in the Report on Title, no action, litigation, arbitration or administrative proceedings has been commenced, or is pending or as far as any Obligor is aware is threatened, against it, PropCo, Seller 1 or Seller 2 which, if adversely determined, might reasonably be expected to have a Material Adverse Effect and nor is there subsisting any unsatisfied judgment or award given against any of them by any court, arbitrator or other body which might reasonably be expected to have a Material Adverse Effect.

17.14          INSURANCES

               All insurances required to be in place have been placed, are in full force and effect and so far as it is aware no event or circumstance has occurred nor has there been any omission to disclose a fact which in any such case could entitle any insurer to avoid or otherwise reduce its liability under or in respect of any such insurances to less than the amount provided in the relevant policy.

17.15          TITLE

17.15.1 Other than as disclosed in the Report on Title, PropCo Companies will on and from the Utilisation Date be the full and exclusive owner (alleiniger Grundstuckseigentumer), lessee under the leaseholds (alleiniger Erbbauberechtigter) or sub-lessee under the sub-leasehold (alleiniger Unter-Erbbauberechtigter) of each Property specified in Schedule 8) (Property) and have good and marketable title to each Property (uneingeschrankter Alleineigentumer, Alleinerbbauberechtiger oder
               Alleinuntererbbauberechtigter), free from Security (other than pursuant to the Finance Documents) and restrictions and onerous covenants, and all deeds and


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

               documents necessary to show good and marketable title to each of the Properties are in the possession of, or held at the Land Registry to the order of, the Security Trustee.

17.15.2 Except as set forth in the Report on Title, each Security Provider is the legal and beneficial owner of, and has good and marketable title to the assets subject to the Security created by it pursuant to any Security Document, free from all Security (except the Security created pursuant to, or expressly permitted by, the Finance Documents and any Permitted Security) and it has not sold, transferred or otherwise disposed of the benefit of or agreed to sell, transfer or otherwise dispose of the benefit of its (or any part of its) rights, title and interest in and to the Charged Assets.

17.15.3 Except as set forth in the Report on Title there subsists no breach of any law or regulation which affects or might affect the value of all or any part of any Property in any material respect.

17.15.4 Except as set forth in the Report on Title no facility necessary for the enjoyment and use of all or any part of any Property is enjoyed on terms entitling any person to terminate or curtails its use.

17.15.5 Except as set forth in the Report on Title no Obligor, PropCo or Specht has received notice of any material adverse claim by any person in respect of the ownership of any Property or any interest in it, nor has any acknowledgement been given to any person in respect of any Property.

17.16          VALUATION AND REPORT ON TITLE

17.16.1 All information supplied by any Obligor, PropCo or Specht or on its behalf to:

17.16.1.1 the Valuer for the purposes of the Initial Valuation or the most recent Valuation (whichever is the later);

17.16.1.2 the lawyers for the Borrower for the purpose of preparing the Report on Title; and

17.16.1.3 the lawyers of the Lender for the purposes of preparing the Overview Report on Title, and

17.16.1.4 the accountants of the Borrower for the purposes of preparing the German Tax Report,

               was, in each case, true, complete and accurate in all material respects at the date it was supplied and no information was omitted by it on the date on which any such information was supplied which if disclosed may reasonably be expected materially and adversely to affect the decision of any Lender considering whether or not to provide finance to the Borrower.

17.16.2 Nothing has occurred which has not been disclosed to the Finance Parties between the date or the dates the information was supplied under Clause 17.16.1 above in relation to the Initial Valuation or, as applicable, the most recent Valuation, and the Report on Title between the date such


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               information was provided and the Utilisation Date which renders the information untrue or misleading in any material respect; and

17.16.3 no information has been withheld by any Obligor, PropCo or Specht which may be material to the Initial Valuation or, as applicable, the most recent Valuation, and the Report on Title.

17.17          TRANSACTION DOCUMENTS

17.17.1 No circumstances exist whereby any of the Transaction Documents to which any Obligor, PropCo, the Shareholders, or the Subordinated Creditors is a party would be or be rendered or adjudged to be void, unenforceable or capable of rescission or revocation.

17.17.2 It is not aware that any counterparty to a Transaction Document to which it is a party is in breach of any of its material obligations under that Transaction Document.

17.17.3 There is no material dispute between any parties to the Transaction Documents in relation to the Transaction Documents and there have been no material amendments to any Transaction Documents which have not been notified to the Agent prior to the date of this Agreement.

17.18          ENVIRONMENTAL LAWS AND LICENCES

               Each Obligor, PropCo and Specht has in all material respects:

17.18.1.1      complied with all Environmental Laws to which it may be subject;

17.18.1.2 obtained all Environmental Licences required in connection with its business; and

17.18.1.3      complied with the terms of those Environmental Licences.

17.19          ENVIRONMENTAL RELEASES

17.19.1 Except as disclosed in the Environmental & Structural Reports, no Property is contaminated with any Hazardous Substance in breach of Environmental Law or any Environmental Licence; and

17.19.2 Except as disclosed in the Environmental & Structural Reports, to the best of the Borrower's knowledge, no discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from the Property in breach of Environmental Law or any Environmental Licence.

17.20          SOLVENCY

17.20.1 No Obligor, PropCo, Specht, the Shareholders, Seller 1 nor (to the best of the Borrower's knowledge and belief) Seller 2 is insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts nor will it become so in consequence of


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               entering into any Finance Document and/or performing any
               transaction contemplated by any Finance Document.

17.20.2 No Obligor, PropCo, the Shareholders, Seller 1 nor Seller 2 has taken any action nor have any other steps been taken or legal proceedings been started or threatened for its winding-up, termination, dissolution, reorganisation, liquidation, administration, enforcement or any security over its assets or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

17.20.3 Nothing analogous to any of the circumstances or events referred to in Clauses 17.20.1 and 17.20.2 above has occurred in relation to an Obligor, PropCo, Specht nor the Shareholders under the laws of any applicable jurisdiction.

17.21          NO OTHER BUSINESS

17.21.1 Except as set forth in the Report on Title (and in relation to PropCo only, excluding any period prior to the Utilisation Date), no Obligor, PropCo or Specht has traded or carried on any business since its date of incorporation or formation except for the acquisition, ownership and management of its interests in all or any part of the Properties.

17.21.2 No Obligor, PropCo or Specht is party to any material agreement as at the date of this Agreement other than those permitted under Clause 20.13 (Other Contracts).

17.22          OWNERSHIP

               The Structure Chart is true, complete and up to date save for changes notified to the Agent in accordance with Clause 20.16 (Control) (and in respect of which the provisions of Clause 20.16 (Control) have been complied with).

17.23          FINANCIAL STATEMENTS

17.23.1 Each Obligor's, PropCo's and Specht's financial statements most recently delivered to the Agent pursuant to Clause 18.1 (Financial Statements) have, where relevant, been prepared in accordance with GAAP and give a true and fair view of its financial condition as at the date on which they were drawn up and for the period then ended.

17.23.2 All liabilities (contingent or otherwise) which should have been fully disclosed or reserved against in such financial statements were so disclosed or reserved against therein.

17.23.3 Each of the latest schedules and other information required to be delivered under Clause 18.8 (Property Information) shows accurately the income and expenditure of the Borrower during the period to which they relate.

17.24          PATRIOT ACT REQUIREMENTS

17.24.1 No Obligor or any of its Affiliates are aware of or have notice (whether written or otherwise) that any of the funds or other assets of any Obligor or


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               any of its Affiliates constitute property of, or are beneficially owned, directly or indirectly, by an Embargoed Person.

17.24.2 None of the funds or other assets of any Obligor or any of its Subsidiaries constitute property of, or are beneficially owned, directly or indirectly, by an Embargoed Person.

17.24.3 No Embargoed Person has 15% or more of any interest of any nature whatsoever in the Borrower or any of it's Affiliates.

17.24.4 None of the funds of the Borrower have been derived from any unlawful activity of any Affiliate with the result that investment by Capmark Bank Europe plc is prohibited by applicable law or the Facility is in violation of applicable law.

17.25          REPETITION

               The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing:

17.25.1 in respect of the representations set out in Clauses 17.1 (Status) to 17.23 (Financial Statements) (inclusive) on the date of the Utilisation Request and on the first day of each Interest Period; and

17.25.2 in respect of the representations set out in Clause 17.24 (Patriot Act Requirements) on each day during the Term.

17.26          VAT

               No Obligor, PropCo or Specht is a member of a VAT Group.

18.            INFORMATION UNDERTAKINGS

               The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1           FINANCIAL STATEMENTS

               The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

18.1.1 as soon as the same become available, but in any event within 120 days after the end of each of its financial years its and PropCo's audited consolidated financial statements for that financial year; and:

18.1.2 as soon as the same become available, but in any event within 60 days after the end of each financial quarter its and PropCo's financial statements for that quarter.


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18.2           COMPLIANCE CERTIFICATE

18.2.1 The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements), a Compliance Certificate setting out (in sufficient detail to be clear) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

18.2.2 Each Compliance Certificate shall be signed by a director of the Borrower without personal liability.

18.3           REQUIREMENTS AS TO FINANCIAL STATEMENTS

18.3.1 Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant company without personal liability as fairly representing its financial condition and operations as at the date as at which those financial statements were drawn up.

18.3.2 The Borrower shall ensure that, where appropriate, each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

18.4           INFORMATION: MISCELLANEOUS

               The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

18.4.1 all documents dispatched by any Obligor, PropCo, Specht or the Shareholders to its members or shareholders (or any class of them) or to its creditors generally at the same time as they are dispatched;

18.4.2 promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against an Obligor, PropCo, Specht or the Shareholders;

18.4.3 promptly, such further information regarding the financial condition, business and operations of each Obligor, PropCo, Specht or the Shareholders as any Finance Party (through the Agent) may (acting reasonably) request.

18.5           NOTIFICATION OF DEFAULT

18.5.1 The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

18.5.2 Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by a director (without personal liability) on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).


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18.6           USE OF WEBSITES

18.6.1 The Borrower may satisfy its obligations under this Agreement to deliver any information in relation to those Lenders who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the "Designated Website") if:

18.6.1.1 the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

18.6.1.2 each of the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website;

18.6.1.3 the information is in a format previously agreed between the Borrower and the Agent; and

18.6.1.4 subject to any relevant password specifications, the information on the Designated Website is capable of being downloaded.

18.6.2 If any Lender does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each relevant Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

18.6.3 The Agent shall supply each relevant Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

18.6.4 The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

18.6.4.1 the Designated Website cannot be accessed or information on the Designated Website cannot be downloaded, in each case, due to technical failure;

18.6.4.2 the relevant password specifications for the Designated Website change;

18.6.4.3 any new information which is required to be provided under this Agreement is posted onto the Designated Website;

18.6.4.4 any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

18.6.4.5 the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

18.6.5 If the Borrower notifies the Agent under Clause 18.6.4.1 or Clause 18.6.4.5 above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and the relevant Lenders are satisfied that the circumstances giving rise to the notification are no longer continuing.


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18.6.6         Any Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

18.7           VALUATIONS UPDATE

18.7.1         The Agent may request a Valuation at the cost and expense of the
               Borrower:

18.7.1.1       once during each 60 Month period of the Term; or

18.7.1.2       at any time if:

18.7.1.2.1     a Default is continuing; or

18.7.1.2.2 if it believes that upon delivery of such requested Valuation, a Default is likely to occur provided that if following delivery of such Valuation no Default is evidenced by such Valuation then such Valuation shall be for the account of Lenders.

18.7.2 The Agent may call for a Valuation at any other time at the cost of the Lenders.

18.7.3 The Borrower shall ensure that the Valuer has all such assistance as the Agent may (acting reasonably) require to carry out any such Valuation including (subject to the rights of the occupational tenants) allowing the Valuer free access to any Properties or the Valuer giving prior notice that the Valuation is to be carried out.

18.7.4 The Borrower shall promptly supply to the Agent a copy (with sufficient copies for the Lenders) of any valuation of the Headlease or any Property (or any part thereof) carried out by the Valuer.

18.8           PROPERTY INFORMATION

               The Borrower shall or shall procure that PropCo shall:

18.8.1 at least ten Business Days before each Interest Payment Date provide to the Agent (in sufficient copies for all of the Lenders) the following information (in form and substance satisfactory to the Agent) in respect of each Property and as at the last day of the previous Month:

18.8.1.1 a tenancy schedule listing for each unit of letting true and accurate details of the unit address, the names of the existing occupational tenants or licensees, the lease expiry date, the next rent review date, the annual rent, the amount of Property Expenses attributable to such unit, amount of any rent arrears and comment on any current tenancy activity; and

18.8.1.2 a commentary on any proposed capital expenditure to be made by PropCo or Specht with respect to each Property and any issues which could reasonably be expected to be material to the Finance Parties or which might otherwise have a Material Adverse Effect;


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18.8.2         together with the information referred to in Clause 18.8.1 above, a Compliance Certificate setting out (in sufficient detail to be clear) computations as to compliance with Clause 19 (Financial Covenants) on the relevant date;

18.8.3 give notice to the Agent of any insolvency, bankruptcy, receivership, administration or liquidation affecting any tenant or licensee under any Lease Document promptly upon becoming aware of any such event;

18.8.4 notify the Agent of any potential purchaser of all or any part of any Property;

18.8.5 provide copies of any management accounts and management cash flows produced by or for the Borrower; and

18.8.6 promptly provide to the Agent such other information about all or any part of the Properties, as the Agent may reasonably request from time to time.

19.            FINANCIAL COVENANTS

19.1           LOAN TO VALUE COVENANT

               The Borrower undertakes and covenants that at all times from and including the Utilisation Date the aggregate sum of the Loan shall not at any time exceed 90% of 75.2601 per cent of the Market Value of the Properties determined in accordance with the most recent Valuation.

19.2           INTEREST COVER

19.2.1 The Borrower shall ensure that the Interest Cover is at least 120% at all times.

19.2.2 The Borrower shall confirm in writing to the Agent the level of the Interest Cover 10 Business Days prior to each Interest Payment Date.

19.3           CURE PAYMENT

19.3.1 If the Borrowers are at any time in breach of the Interest Cover or Loan to Value Covenant (provided the Loan to Value is no greater than 95%) set out in Clause 19.1 and 19.2 respectively, the Borrower may rectify such breach by (within five Business Days of the date of the breach) either:

19.3.1.1       prepaying the Loan in whole or in part; and/or

19.3.1.2 placing to the credit of the Rectification Account such amount as the Agent determines is necessary to bring the Borrower within compliance with any relevant Financial Covenant pursuant to Clauses 19.1 or 19.2 (as the case may be) and in particular be at least 120% of the Project Annual Finance Costs as at that date, each a "CURE PAYMENT" Provided Always that if a Cure Payment has been made in accordance with this Clause an Event of Default will not be called due to any other event caused as a direct result of non-payment of rent under the Principal Occupational Lease.


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19.3.2         The Borrower may not make Cure Payments in respect of more than two consecutive Interest Periods or six Interest Periods in aggregate.

19.3.3 Any amount standing to the credit of the Rectification Account which the Agent agrees is not required to maintain compliance by the Borrower with any Financial Covenant may be withdrawn by the Borrower from the Rectification Account.

20.            GENERAL UNDERTAKINGS

               The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1           AUTHORISATIONS

               The Borrower shall (and shall procure that each Obligor, PropCo, Specht, Seller 1 and Seller 2 shall) promptly:

20.1.1 obtain, comply with and do all that is necessary to maintain in full force and effect; and

20.1.2         supply certified copies to the Agent of,

               any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation and in England and Wales of each Transaction Document.

20.2           COMPLIANCE WITH LAWS

               The Borrower shall (and shall procure that each Obligor, PropCo, Specht, Seller 1 and Seller 2 shall) comply in all respects with all laws to which it may be subject.

20.3           PARI PASSU RANKING

               The Borrower shall ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to persons of its legal status generally.

20.4           NEGATIVE PLEDGE

20.4.1 Subject to Clause 20.4.2 below, the Borrower shall procure that each of PropCo, Specht, Seller 1 and Seller 2 shall not create or permit to subsist any Security over any of its undertaking, revenues or assets without the prior written consent of the Agent.


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20.4.2         Clause 20.4.1 above does not apply to:

20.4.2.1 any lien or hypothecation arising by operation of law in the ordinary course of business, in each case securing amounts not more than 30 days overdue;

20.4.2.2 any Security arising out of retention of title provisions in a supplier's standard conditions of supply of goods where the goods in question are supplied on credit and are required in the ordinary course of business; or

20.4.2.3 any Security created pursuant to any of the Security Documents or any Permitted Security.

20.5           TRANSACTIONS SIMILAR TO SECURITY

               The Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall):

20.5.1 sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

20.5.2 sell, transfer or otherwise dispose of any of its receivables on recourse terms;

20.5.3 enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

20.5.4 enter into any other preferential arrangement having a similar effect.

20.6           DISPOSALS

20.6.1 Subject to Clause 20.6.2 below the Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, transfer, surrender all or any part of any lease or otherwise dispose of all or any part of any Property or any other asset.

20.6.2         Clause 20.6.1 above does not apply to any disposal:

20.6.2.1       made with the consent of the Majority Lenders;

20.6.2.2 made in accordance with Clause 7.6 (Substitution and Addition to Security);

20.6.2.3 of cash by way of a payment out of an Account in accordance with the terms of this Agreement;

20.6.2.4 which is otherwise made in accordance with Clause 20.6.3 below and the other provisions of this Agreement.

20.6.3 A Property or the shares in Specht may be disposed of in whole (but not in part) if the Agent is satisfied that:

20.6.3.1 no Default is outstanding or would occur as a result of the Disposal;


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20.6.3.2       the Disposal Proceeds are or will be equal to or in excess of the
               Minimum Release Amount in respect of that Property and the Agent is satisfied (acting reasonably) that an amount at least equal to the Release Pricing will be (and is) paid directly into the Sales Proceeds Account immediately on closing of the transaction the subject of the Disposal;

20.6.3.3 the sale and purchase agreement relating to the disposal of the Property is unconditional in its terms and provides for contractual completion within 3 months of the date of such agreement;

20.6.3.4 the consideration for the Disposal is cash payable in full at completion; and

20.6.3.5 the Interest Cover (determined in accordance with Clause 19.2 (Interest Cover)) following the relevant Disposal will be no less than 125%.

20.7           MERGERS

               The Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall) enter into or otherwise become involved in (i) any transaction contemplated in the German Transformation Act (Umwandlungsgesetz), in each case whether implemented pursuant to the German Transformation Act or otherwise, and (ii) any amalgamation, demerger, merger or corporate reconstruction or any joint venture, consortium or similar arrangement with any person.

20.8           MAINTENANCE OF STATUS, ETC.

               The Borrower shall (and shall ensure that each Obligor, PropCo and Specht shall) ensure it has the right and is duly qualified to conduct any part of its business as it is conducted from time to time in all applicable jurisdictions.

20.9           FINANCIAL INDEBTEDNESS

               The Borrower will not (and will ensure that no Obligor, PropCo or Specht will) without the prior written consent of the Agent:

20.9.1 permit any Financial Indebtedness to be outstanding to it by, or to make any other form of credit available to, any person;

20.9.2         incur or have outstanding any indebtedness to any Affiliate;

20.9.3 incur or have outstanding any Financial Indebtedness to any other person; or

20.9.4 pay or discharge (including, without limitation, by way of set-off or combination of accounts), or grant any guarantee, indemnity, bond, letter of credit or similar assurance against financial loss in support of, any indebtedness owed by it or any other person, other than Permitted Financial Indebtedness.


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20.10          ACQUISITIONS

20.10.1 The Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall):

20.10.1.1 invest in or acquire any share in or any security or obligation issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person; or

20.10.1.2      invest in or acquire any business or going concern; or

20.10.1.3      acquire any assets other than in the ordinary course of business.

20.10.2 Clause 20.10.1 shall not apply to any acquisition of property or assets (a) pursuant to any Expansion or substitution made pursuant to Clause 7.6 or (b) pursuant to the terms of the Put and Call Agreement.

20.11          CHANGE OF BUSINESS

20.11.1 The Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall) carry on any business other than the acquisition, ownership and management of its interests in the Properties.

20.11.2 The Borrower shall not have any Subsidiary other than GP PropCo , GP Seller 1 or Seller 1.

20.11.3 PropCo shall not have any Subsidiary (other than Specht and Weise) or own any interest in any other entity (save as disclosed in the relevant Report on Title.

20.11.4        Specht shall not have any Subsidiary.

20.11.5 For the avoidance of doubt the Borrower shall not engage in the conduct of any trade or business in the United States of America.

20.12          TAXES

               The Borrower shall (and shall procure that each Obligor, PropCo and Specht shall):

20.12.1 maintain its tax residence solely in the place of its incorporation (except where the relevant party is not a resident of the U.S.A. for federal income tax purposes though it is organized in the U.S.A.);

20.12.2 ensure that all Taxes (including, without limitation, all Real Estate Transfer Tax) and governmental charges payable by, or assessed upon it, are paid and discharged when due except to the extent that they are contested in good faith and by appropriate means and an adequate reserve (as determined by the Agent) has been set aside with respect to the unpaid Tax;

20.12.3 to the fullest extent it is able to do so, apply for any available Tax credits, losses, reliefs or allowances; and


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20.12.4        not surrender or dispose of any Tax credit, loss, relief or allowance to any person other than with the consent of the Agent (such consent not to be unreasonably withheld or delayed).

20.12.5 The Borrower shall not permit any person to file any election altering the status of the Borrower for Unites States of America tax purposes.

20.13          OTHER CONTRACTS

               The Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall) enter into any contracts other than:

20.13.1 the Transaction Documents and contracts referred to in those documents; and

20.13.2 any other contracts connected with the acquisition, letting and management of all or any part of any Properties permitted by this Agreement.

20.14          VAT

20.14.1 The Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall) form or be a member of any VAT group.

20.14.2 The Borrower shall provide the Agent with a copy of its, PropCo's and Specht's VAT registration certificates as soon as reasonably practicable upon receipt thereof.

20.15          DISTRIBUTIONS

20.15.1 Subject to Clause 20.15.2 below, the Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall) declare, pay or make any Distribution.

20.15.2 If no Event of Default is outstanding, the Borrower may declare, pay or make any Distribution from amounts standing to the credit of the General Account.

20.16          CONTROL

20.16.1 The Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall):

20.16.1.1 cause or permit its ownership structure or control to be changed from that existing at the date of the Agreement and as set out in the Structure Chart without first notifying the Agent of the proposed change and providing to the Agent such information and other identification as the Agent may require to ensure continuing compliance with Money Laundering Regulations following the change;

20.16.1.2 issue any further shares or units which in each case carry voting rights or alter any rights attaching to its share capital or units as at the date of this Agreement; or


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20.16.1.3      repay, redeem, repurchase, defease or retire any of its share capital or units (or resolve to do so) or provide financial assistance for any such purpose.

20.16.2 Clause 20.16.1 shall not apply to any Permitted Change of Control.

20.17          FILING AND STAMP TAXES

               The Borrower shall or shall procure that within five Business Days all stamp duty and tax, notary fees, Real Estate Transfer Tax, registration and other similar Taxes and fees, if any, to which any of the Finance Documents or any transaction contemplated by any of the Finance Documents or any title to or interests in, the Properties may be subject or give rise are paid.

20.18          ADEQUATE CAPITAL

               The Borrower shall (and shall ensure that each Obligor, PropCo and Specht shall) maintain adequate capital for the normal obligations reasonably foreseeable for its business.

20.19          EMPLOYEES

               The Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall) have any employees or any pension fund.

20.20          SEPARATENESS

               The Borrower shall (and shall ensure that each Obligor, PropCo and Specht shall) ensure that:

20.20.1        its assets are not pledged for the benefit of any other entity;

20.20.2        its liabilities are paid out of its own funds;

20.20.3 its books and records are kept separate from those of any other person or entity;

20.20.4 its bank accounts and debts represented thereby are kept separate from those of any other person or entity;

20.20.5 its assets or revenues are not co-mingled with those of any other person or entity;

20.20.6        its own business is conducted in its own name;

20.20.7 its overhead for shared office space is fairly and reasonably allocated;

20.20.8 its financial statements in relation to its financial affairs are maintained separately from those of other entities (provided that the Borrower may consolidate its financials with any Shareholder provided separate financial statements for Borrower are also provided to the Agent in accordance with the provisions of this Agreement, and Specht may consolidate its financials with PropCo);


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20.20.9        all corporate formalities in respect of its affairs are observed;

20.20.10 all relationships with its Affiliates are maintained on arms-length terms;

20.20.11       separate stationary, invoices and cheque-books are used;

20.20.12       it holds itself out as a separate entity; and

20.20.13 any known misunderstanding regarding its separate identity is corrected as soon as possible.

20.21          CENTRE OF MAIN INTERESTS

               The Borrower shall (and shall procure that each Obligor, PropCo and Specht shall) ensure that its Centre of Main Interests (to the extent applicable) is in the jurisdiction of its incorporation.

20.22          HEADLEASES

               The Borrower shall procure that PropCo and Specht will in relation to any Headlease under which PropCo or Specht derives its estate or interest in all or any part of the Properties:

20.22.1 observe and perform in all material respects all covenants, stipulations and obligations on the lessee under that Headlease;

20.22.2 diligently enforce all covenants on the part of the lessor under that Headlease;

20.22.3 not, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed):

20.22.3.1      waive, release or vary any obligation under, or the terms of; or

20.22.3.2      exercise any option or power to break, determine or extend;

               in each case, that Headlease;

20.22.4 not do or permit anything under that Headlease whereby the same may be forfeited;

20.22.5 not agree any change in the rent payable under that Headlease without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed); and

20.22.6 promptly notify the Agent of any matter or event under or by reason of which that Headlease has or may become subject to determination or to the exercise of any right or re-entry or forfeiture.

20.23          FINANCIAL YEAR END

               No Obligor or any of the PropCo Companies shall change the date of its financial year end without the prior written consent of the Agent except that,


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               following exercise of Call Option I, PropCo shall be permitted to change the date of its financial year end to 31 December.

20.24          MONEY LAUNDERING REGULATIONS

               The Borrower shall (and shall ensure that each Obligor, PropCo, Specht, Seller 1 and Seller 2 shall) promptly provide such information and identification or other evidence in respect of it as the Agent may from time to time require to ensure compliance with Money Laundering Regulations.

20.25          NOT USED

20.26          EXPANSION

20.26.1 PropCo may permit OpCo to enter into any Expansion with the prior written consent of the Agent, such consent not to be unreasonably withheld, provided that:

20.26.1.1 no Event of Default under the Principal Occupational Lease is outstanding at the date of the relevant Expansion;

20.26.1.2 such Expansion is in accordance with the terms of the Principal Occupational Lease;

20.26.1.3 the Borrower pays the Security Trustee's lawyers and other reasonable costs incurred by the Security Trustee in connection with the Expansion;

20.26.1.4 if any Additional Property is acquired by PropCo in relation to any Expansion:

20.26.1.4.1 on completion of the acquisition of each Additional Property the Borrower will procure that PropCo delivers to the Security Trustee a duly executed Additional Charge over the relevant Additional Property together with such of the Conditions Precedent listed in Schedule 2 as the Agent requires in relation to such Additional Property or Expansion in an Agreed Form;

20.26.1.4.2 the Borrower supplies such further information and details concerning any potential Additional Property as the Security Trustee may reasonably request;

20.26.2 Upon the completion of any Additional Charge pursuant to Clause 20.26.1.4.1, (i) such Additional Charge shall be included within the definition of "Security Documents" and references in this Agreement to "Land Charge" shall be read and construed respectively as references to the Land Charge and every Additional Charge collectively.

20.27          ADDITIONAL PROPERTY

20.27.1 The Borrower shall be permitted to allow PropCo to acquire an Additional Property with the consent of the Agent, such consent not to be unreasonably withheld provided:

20.27.1.1 no Event of Default is continuing under the Principal Occupational Lease;


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20.27.1.2      the Borrower pays the Security Trustee's lawyers and other reasonable costs incurred by the Security Trustee in connection with the Expansion

20.27.1.2.1 on completion of the acquisition of each Additional Property the Borrower will procure that PropCo delivers to the Security Trustee a duly executed Additional Charge over the relevant Additional Property together with such of the Conditions Precedent listed in Schedule 2 as the Agent requires in relation to such Additional Property or Expansion in an Agreed Form;

20.27.1.2.2 the Borrower supplies such further information and details concerning any potential Additional Property as the Security Trustee may reasonably request; and

20.27.1.3 upon the completion of any Additional Charge pursuant to Clause 20.27.1.2.1, (i) such Additional Charge shall be included within the definition of "Security Documents" and references in this Agreement to "Land Charge" shall be read and construed respectively as references to the Land Charge and every Additional Charge collectively.

20.28          LITIGATION

               The Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall) engage in any action, litigation, arbitration or administrative proceedings without the prior written consent of the Agent other than in relation to any action taken in order to comply with obligations in Clause 21.6.2.2.

20.29          TRANSACTION DOCUMENTS

               The Borrower shall not (and shall procure that no Obligor, PropCo, Specht, Seller 1 or Seller 2 shall) amend, waive or vary any of the Transaction Documents with out the consent of the Agent.

20.30          WEISE

               The Borrower shall use reasonable endeavours to ensure that Weise is dissolved or PropCo's interest in Weise is transferred to a third party not connected with PropCo as soon as reasonably possible following the Utilisation Date.

20.31          SELLER 2 FACILITY AGREEMENT

               The Borrower shall immediately notify the Agent and Security Trustee in writing upon becoming aware of any default or event of default (both as defined in the Seller 2 Facility Agreement) under the Seller 2 Facility Agreement and seek direction from the Agent as to whether the Lenders require the Borrower to take enforcement action against Seller 2. If the Borrower then takes enforcement action against Seller 2, the Borrower shall at the request of the Security Trustee execute such further security documents in favour of the Security Trustee to ensure that the Finance Parties are in no worse position from a security perspective than they would have been prior to such enforcement action having been taken.


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21.            PROPERTY UNDERTAKINGS

               The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1           REPAIR

               The Borrower will ensure and procure that:

21.1.1 each Property is kept in good and substantial repair and condition and when necessary procure that all machinery and equipment forming part of each Property is replaced by items of similar quality and value;

21.1.2 any wants of repair in each Property are made good promptly after receiving a request from the Agent to do so; and

21.1.3 all steps necessary to make good any want of repair in each Property identified in any Valuation are taken promptly after receipt of a request by the Agent to do so and that the Agent is notified as soon as such steps have been implemented fully.

21.2           ALTERATIONS

21.2.1 Subject to Clause 21.2.2 below and save in circumstances where PropCo is required by the terms of the relevant Occupational Lease to grant its consent the Borrower shall not (and shall procure that PropCo shall not) at any time, without the prior written consent of the Agent:

21.2.1.1 carry out or permit any demolition, reconstruction or rebuilding of or any material structural alteration to or change in the use of any Property; or

21.2.1.2 sever, unfix or remove any of the fixtures at any Property belonging to or in use by PropCo, OpCo or any tenant.

21.2.2 Clause 21.2.1.2.2 above shall not apply for the purpose of effecting necessary repairs to any fixtures at any Property or of replacing them with new or improved models or substitutes or in the case of any tenant's fixtures and fittings.

21.2.3 Clause 21.2.1.2 shall not apply to any alterations carried out pursuant to any Expansion.

21.3           PLANNING

21.3.1 The Borrower shall (and shall procure that PropCo and Specht will) comply with any conditions attached to any planning permissions relating to or affecting all or any part of each Property.

21.3.2 Except in connection with Expansions, the Borrower shall not (and shall procure that PropCo will not) make any application for planning permission or implement any planning permission obtained or enter or agree to enter into


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               any agreement or undertaking under the Planning Acts or any other similar act or acts without the prior written consent of the Agent.

21.4           NOTICES

21.4.1 The Borrower shall (and shall procure that each Obligor, PropCo and Specht will) promptly give full particulars (and if requested a copy of any written particulars received by the Borrower any Obligor, PropCo or Specht) to the Agent of any notice, order, directive, designation, resolution or proposal having application to all or any part of any Property or to the area in which it is situate served upon it by any planning authority or other public body or authority under or by virtue of the Planning Acts or any other statutory power or powers conferred by any other law; and

21.4.2 to the extent that any such notice, order, directive, designation, resolution or proposal (or non-compliance with the same) is in the reasonable opinion of the Agent likely adversely to affect the value of all or any part of any Property, the Agent may require the Borrower to take all expedient steps to procure compliance (in the event of the relevant Obligor, PropCo or Specht failing itself to take steps promptly to do so after receipt of a notice from the Agent requiring it to do so) with any such notice or order and may at the cost of the Borrower make such objection or objections or representations against or in respect of any proposal for such a notice or order as the Agent considers expedient.

21.4.3 Any compensation received by the Borrower, any Obligor, PropCo or Specht as a result of any notice or order shall be applied in repayment of the Secured Liabilities.

21.5           TITLE

               The Borrower shall (and shall procure that PropCo and Specht shall):

21.5.1 observe and perform all restrictive and other covenants, stipulations and obligations now or at any time affecting each Property insofar as the same are subsisting and are capable of being enforced;

21.5.2 duly and diligently enforce all restrictive or other covenants, stipulations and obligations benefiting each Property and not waive, release or vary (or agree to do so) the obligations of any other party thereto; and

21.5.3 grant the Agent or the Security Trustee (for the Lenders), or its lawyers on request all facilities reasonably within its power to enable the Security Trustee (for the Finance Parties), or its lawyers (at the expense of the Finance Parties whilst no Default is continuing and at the expense of the Borrower whilst a Default is continuing) to:

21.5.3.1 carry out investigations of title (Grundbucheinsicht) to each Property; and

21.5.3.2 make such enquiries in relation to any part of a Property as a prudent mortgagee would be reasonably expected to carry out.


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21.6           OCCUPATIONAL LEASES

21.6.1 Save as required by the terms of a Lease Document, the Borrower shall not (and shall ensure that no Obligor, PropCo or Specht shall) without the prior consent of the Agent (such consent not to be unreasonably withheld or delayed):

21.6.1.1 enter into or grant or agree to grant any Lease Document in respect of all or any part of any Property;

21.6.1.2 grant any new contractual licence or right to occupy any part of any Property;

21.6.1.3 accept or consent to any surrender, assignment, assignation or sub-letting of or forfeit any tenant's interest under any Lease Document;

21.6.1.4 agree to any rent reviews or lease renewals in respect of any Occupational Lease;

21.6.1.5       agree to any variation or amendment in respect of any Lease
               Document;

21.6.1.6 exercise any option or power to break, determine, vary or extend any Lease Document now or at any time relating to or affecting all or any part of any Property;

21.6.1.7 waive any breach of nor reduce, charge or suspend any sum payable under any Lease Document nor enter into any restrictive or onerous obligation affecting all or any part of any Property;

21.6.1.8 discharge or release or agree so to do any other party from its obligations and liabilities under any Lease Document;

21.6.2         The Borrower shall procure that:

21.6.2.1 PropCo complies with all material covenants and obligations of PropCo under any Lease Document; and

21.6.2.2 PropCo promptly enforces all the material covenants and obligations of any tenant under a Lease Document which shall include but shall not be limited to the covenants and obligations of the tenant to carry out repairs and defray any capital expenditure in accordance with such Lease Document.

21.6.3 The Borrower shall procure that if there is an Event of Default outstanding, PropCo will, at the request of the Agent, split/bifurcate the Principal Occupational Lease into two or more individual Occupational Leases (as per the request of the Agent) as permitted by paragraph 38(o) of the terms of the Principal Occupational Lease.

21.7           PAY RATES, CHARGES AND TAXES

               The Borrower shall (and shall procure that each Obligor, PropCo and Specht shall) punctually pay or cause to be paid when due and indemnify the Agent on demand (and as a separate obligation any receiver or receivers appointed by


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               it) against all existing and future rates, taxes, duties, fees, renewal fees, charges, assessments, impositions and outgoings whatsoever whether imposed by deed or by statute or otherwise and whether in the nature of capital or revenue and even though of a wholly novel character which now or at any time during the continuance of the Security constituted by or pursuant to any Finance Document are payable in respect of each Property or any part thereof.

21.8           ENTRY AND POWER TO REMEDY BREACHES

21.8.1 If, at any time, the Borrower or any Obligor fails, or is considered by the Agent (acting reasonably) to have failed to have performed, any obligation under this Clause 21 the Agent may (without any obligation to do so) after notification to the Borrower and subject to the terms of the Occupational Leases enter upon all or any part of any Property with or without agents appointed by it, architects, contractors, workmen and others as it may determine and execute such works and take such steps as may, in the reasonable opinion of the Agent, be required to remedy or rectify any such failure and do or take any action on or in relation to all or any part of any Property as may in the reasonable opinion of the Agent be required to remedy or rectify such failure.

21.8.2 The proper fees, costs and expenses incurred by the Agent for such works and taking such steps will be reimbursed by the Borrower to the Agent on demand.

21.8.3 The exercise by the Agent of its powers under Clause 21.8.1 above will not render any Finance Party liable to account as mortgagee in possession.

21.9           MANAGING AGENTS

21.9.1 The Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall) appoint any managing agent for the management of the Property or otherwise without the prior consent of and on terms approved by the Agent.

21.10          INSURANCES

21.10.1        The Borrower shall effect or procure to be effected:

21.10.1.1 insurance of each Property (including underground service extensions) and the plant and machinery on each Property including fixtures (but not tenants fixtures and fittings) and improvements on a full reinstatement basis (which must be index-linked and reviewed annually), including, without limitation, site clearance, professional fees, VAT, subsidence and not less than three years' loss of rent on all occupational tenancies and licences of any Property;

21.10.1.2      third party and public liability insurances;

21.10.1.3      insurance against acts of terrorism; and

21.10.1.4 such insurances as a reasonable person in the same business as the Borrower would effect;


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

               all such insurances to be for a period of not less than one year as at the Utilisation Date in amount and in form acceptable to the Agent and with an insurance company or underwriters which comply with the provisions of Clause 21.10.10.

21.10.2 The Borrower shall procure that the Security Trustee is named as co-insured on all insurance policies required under Clause
               21.10.1.1 above and shall ensure that each relevant insurer will issue a certificate of third party interest in the insurance policy (Sicherungsbestatigung/Sicherungsschein) in favour of the Security Trustee containing the provisions set out in Clause 21.10.3.

21.10.3        Each policy required under Clause 21.10.1.1 above shall contain:

21.10.3.1 a standard mortgagee Clause whereby the insurance shall not be vitiated or avoided as against the Security Trustee in the event or as a result of any misrepresentation, act or neglect or failure to make disclosure on the part of any Obligor, tenant or other insured party, or any circumstances beyond the control of a Obligor, tenant or other insured party;

21.10.3.2 a waiver of all insurers' rights of subrogation against any Finance Party; and

21.10.3.3 terms providing that it shall not be amended, modified, changed, cancelled or invalidated so far as the Security Trustee is concerned without the insurer first giving to the Security Trustee not less than (i) 14 days' written notice in respect of any failure to pay any premium due and (ii) 30 days written notice for any other reason.

21.10.4 The Borrower shall procure that there be given to the Agent such information in connection with the insurances and originals of the policies as the Agent may require and will promptly notify the Agent upon becoming aware of renewals made and variations, modifications, changes or cancellations of policies made or, to its knowledge, threatened or pending.

21.10.5 The Borrower shall not (and shall procure that no Obligor, PropCo or Specht shall) do or permit anything to be done which may make void or voidable any insurance policy in connection with any part of any Property.

21.10.6 The Borrower shall pay or shall procure prompt payment in full of all premiums (and shall promptly provide evidence of the same to the Agent) and all other things necessary to keep all of the insurance policies in force.

21.10.7 If the Borrower fails to comply with any of the provisions of Clause 21.10.6 above, the Agent shall immediately be entitled (but not obliged) to effect or renew the insurances concerned at the expense of the Borrower.

21.10.8 The proceeds of loss of rent insurance shall be paid into the Rent Account in accordance with Clause 11.4.

21.10.9 The Borrower shall apply or procure the application of all monies received or receivable by it under any insurance maintained by it or PropCo or Specht in accordance with Clause 21.10.1 above towards replacing, restoring or reinstating the relevant Property. To the extent the relevant insurance policy


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

               and/or, the Lease Documents do not restrict the proceeds of insurance being used to prepay the Loan, the proceeds of insurance shall be used, at the option of the Agent, to prepay the Loan.

21.10.10 The Borrower shall ensure that all insurance policies (whether primary or excess policies) required under Clause 21.10.1 above in relation to a particular risk, are placed with insurers that have a long term unsecured, unsubordinated and unguaranteed debt instrument rating of A or better by Fitch, A2 or better by Moody's and A or better by Standard & Poors (or such other rating as the Agent may agree in writing) for the aggregate amount insured under such insurance policies (the "INSURANCE RATINGS REQUIREMENTS").

21.10.11 If the long term unsecured, unsubordinated and unguaranteed debt instrument ratings of an insurer required pursuant to Clause
               21.10.10 is downgraded so that it no longer meets the Insurance Ratings Requirements, the Borrower shall (and shall procure that the relevant Obligor, PropCo or Specht shall) diligently put in place replacement insurance which meets the Insurance Ratings Requirements and is otherwise acceptable to the Agent by the earlier of the renewal date for the relevant insurance policy and the date falling one month after knowledge of the downgrade.

21.11          ENVIRONMENTAL UNDERTAKINGS

               The Borrower shall (and shall procure that each Obligor, PropCo and Specht shall):

21.11.1 in all respects comply with all applicable Environmental Laws to which it may be subject;

21.11.2 obtain all Environmental Licences required in connection with its business; and

21.11.3        comply with all terms of all those Environmental Licences.

21.12          ENVIRONMENTAL CLAIMS

21.12.1 The Borrower shall (and shall procure that each Obligor, PropCo and Specht shall) promptly notify the Agent in writing of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under applicable Environmental Law.

21.12.2 The Borrower shall indemnify each Finance Party and its officers, employees and agents against any loss, cost, expense or liability suffered or incurred by any of them as a consequence of any actual environmental claim or any breach of Environmental Law (including the costs and expenses of any party indemnified pursuant to this Clause 21.12.2 in defending itself against any environmental claim made against it) to the extent that the loss or liability incurred by that party would not have arisen if this Agreement or any of the other Finance Documents had not been entered into.


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21.13          COMPULSORY PURCHASE

               The Borrower shall not and shall ensure that no Obligor, PropCo or Specht shall enter into any negotiations with any competent authorities with regard to the compulsory acquisition of all or any part of any Property or consent to the compulsory acquisition of all or any part of any Property unless in either case it is required to do so and except, in either case, with the consent of the Security Trustee and, if so requested by the Security Trustee, shall permit the Security Trustee or its representatives to conduct such negotiations or give such consent on its behalf.

21.14          LAND REGISTER EXCERPTS

               The Borrower shall procure that the Agent receives certified excerpts of the Land Register in relation to any Property promptly upon registration of each Land Charge at the Land Registry.

21.15          COMPLIANCE WITH REPORTS

               The Borrower shall and shall procure that PropCo shall comply with all recommendations made pursuant to the Environmental & Structural Reports.

22.            EVENTS OF DEFAULT

               Each of the events or circumstances set out in this Clause 22 is an Event of Default.

22.1           NON-PAYMENT

               The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

22.1.1 its failure to pay is caused by administrative or technical error after proper instructions from the relevant payee; and

22.1.2         payment is made within three Business Days of its due date;

22.2           MATERIAL DEFAULTS

               Any Obligor fails duly to perform or comply with any undertaking or other obligation owed or assumed by it under, 11 (Bank Accounts) (unless failure by the relevant Obligor to perform or comply with that Clause is caused solely by the default on the part of the Security Trustee in applying proceeds standing to the credit of the relevant Bank Account in accordance with this Agreement) 18.8 (Valuations), 20.4 (Negative pledge), 20.6 (Disposals), 20.9 (Financial Indebtedness), 20.14 (VAT Group),
               20.15 (Distributions), 21.6 (Occupational Leases) and 21.10 (Insurances) (other than those obligations referred to in Clause
               22.1 (Non- payment)).

               No Event of Default under Clause 22.2 above will occur if the failure to comply is, in the opinion of the Agent, capable of remedy and is remedied


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               within five Business Days of the earlier of (i) the Agent giving notice to the Borrower of the failure in question; or (ii) the Borrower or the relevant person becoming aware of the failure to comply.

22.3           OTHER DEFAULTS

22.3.1.1 Subject to the ability to make Cure Payments in accordance with Clause 19.3 (Cure Payments), the Borrower does not comply with any term of Clause 19.1 (Loan to Value) or Clause 19.2 (Interest Cover).

22.3.2 Any of the Borrower, the Obligors, PropCo or Specht not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Material Defaults)).

22.3.3 No Event of Default under Clause 22.3.2 above will occur if the failure to comply is, in the opinion of the Agent, capable of remedy and is remedied within ten Business Days of the earlier of
               (i) the Agent giving notice to the Borrower of the failure in question; or (ii) the Borrower or the relevant person becoming aware of the failure to comply.

22.4           MISREPRESENTATION

               Any representation or statement made or deemed to be made by the Borrower, or any Obligor, PropCo or Specht in any Finance Document to which it is a party or any other document delivered by or on behalf of the Borrower or any Obligor, PropCo or Specht under or in connection with any Finance Document to which it is a party is or proves to have been incorrect or misleading in any material adverse respect when made or deemed to be made.

22.5           CROSS DEFAULT

22.5.1 Any Financial Indebtedness of any Obligor, PropCo or Specht is not paid when due nor within any originally applicable grace period.

22.5.2 Any Financial Indebtedness of any Obligor, PropCo or Specht is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.3 Any commitment for any Financial Indebtedness of any Obligor, PropCo or Specht is cancelled or suspended by a creditor of any Obligor, PropCo or Specht as a result of an event of default (however described).

22.5.4 Any creditor of any Obligor, PropCo or Specht becomes entitled to declare any Financial Indebtedness of that Obligor, PropCo or Specht due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.5 Any Security (other than under a Finance Document) securing any Financial Indebtedness over any of the revenues or assets of any Obligor, PropCo or Specht becomes enforceable.


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22.6           ATTACHMENT OR DISTRESS

               If a creditor attaches or takes possession of, or a distress, execution, diligence, sequestration or other process is levied or enforced upon or sued out against, any material part of the undertakings, assets, rights or revenues of any Obligor, PropCo or Specht and such process is not discharged within ten Business Days.

22.7           INABILITY TO PAY DEBTS

               Any of the following occurs in respect of the Borrower, an Obligor, PropCo or Specht:

22.7.1 it is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

22.7.2 in respect of each Obligor incorporated under the laws of Germany, PropCo or Specht (a "GERMAN OBLIGOR"), it is unable to pay its debts as they fall due (Zahlungsunfahigkeit), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors or, for any of the reasons set out in Sections 17-19 of the German Insolvenzordnung any German Obligor files for insolvency (Antrag auf Eroffnung eines Insolvenzverfahrens) or such filing is threatened or the board of directors (Geschaftsfuhrung) of any German Obligor is required by law to file for insolvency or the competent court takes any of the actions set out in Section 21 of the German Insolvenzordnung or institutes insolvency proceedings against any German Obligor (Eroffnung des Insolvnezverfahrens) or any event occurs or any proceedings are commenced with respect to any other Obligor which, under the laws of any jurisdiction to which it is subject or in which it has assets, has a similar or analogous effect.

22.7.3 the value of the assets of any Obligor that is not incorporated under the laws of Germany is less than its liabilities;

22.7.4 a moratorium is declared in respect of any indebtedness of any Obligor not incorporated under the laws of Germany; and

22.7.5 it proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors.

22.8           INSOLVENCY PROCEEDINGS

22.8.1 Subject to Clause 22.8.2 below, any of the following occurs in respect of the Borrower, any Obligor, PropCo or Specht:

22.8.1.1 any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors or for a general reconstruction or rescheduling of its debts or for any process giving protection against creditors generally;


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22.8.1.2       a meeting of its shareholders or directors or other officers is convened for the purpose of considering any resolution for or with a view to its winding-up, dissolution or administration or any such resolution is passed;

22.8.1.3 any person takes any action or any legal proceedings are started or other steps taken (including the presentation of a petition, the making of an application or the filing of any documents with a court or registrar) for its winding-up, administration or dissolution;

22.8.1.4 an order for its winding-up, dissolution or administration is made;

22.8.1.5 its shareholders or directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, provisional liquidator, trustee, receiver, administrator, administrative receiver, manager or similar officer;

22.8.1.6 a liquidator, provisional liquidator, trustee, receiver, administrator, administrative receiver, manager or similar officer is appointed in respect of it or the whole or any part of its undertakings, assets, rights or revenues;

22.8.1.7 there occurs in any country or territory in relation to any Obligor or any part of its assets or business, any step or procedure or event, which, in the opinion of the Majority Lenders, appears to be analogous to or correspond with any of the events referred to in Clause 22.6 (Attachment or distress), Clause 22.7 (Inability to pay debts) or Clause 22.8.1.1 to
               22.8.1.6 of this Clause inclusive.

22.8.2 Clause 22.8.1 above does not apply to a solvent winding up or dissolution on terms previously approved in writing by the Agent or to a petition for winding up presented by a creditor which is being contested in good faith and with due diligence and is discharged within fourteen (14) days.

22.9           OWNERSHIP AND CONTROL OF THE BORROWER

               The Shareholders cease to own directly the entire issued share capital in the Borrower except in the case of a Permitted Change of Control or (unless otherwise agreed to by the Agent in accordance with the terms of this Agreement).

22.10          SECURITY

               Any Security Document is not in full force and effect or any Security Document does not create in favour of the Security Trustee for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

22.11          UNLAWFULNESS

               It is or becomes unlawful for any Obligor, PropCo or Specht or any Subordinated Creditor to perform or comply with any of its obligations under the Finance Documents.


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22.12          REPUDIATION

               Any Obligor, PropCo, Specht or Subordinated Creditor repudiates a Finance Document.

22.13          CESSATION OF BUSINESS

               Any Obligor, Subordinated Creditor, PropCo or Specht suspends or ceases to carry on all or a material part of its business or shall suspend all or a substantial part of its operations.

22.14          AUDITORS' QUALIFICATION

               If the auditors qualify their report on the financial statements provided in accordance with Clause 18.1 (Financial statements) unless in the reasonable opinion of the Agent such qualification is not material in the context of the Finance Documents.

22.15          COMPULSORY PURCHASE

               Any Property is compulsorily purchased or an interest in PropCo is otherwise nationalised or otherwise expropriated which, in the reasonable opinion of the Majority Lenders is likely to have a Material Adverse Effect.

22.16          MAJOR DAMAGE

               A Property is destroyed or damaged to an extent such that, taking into account the proceeds of insurance effected under Clause
               21.10 (Insurances) and the timing of the receipt of those proceeds, in the reasonable opinion of the Majority Lenders, that destruction or damage is likely to have a Material Adverse Effect.

22.17          HEADLEASE

               Any Headlease is forfeited for any reason or the landlord for the time being thereunder commences forfeiture proceedings.

22.18          PURCHASER FACILITY AGREEMENT DEFAULT

               Any Event of Default occurs (as defined in the Purchaser Facility Agreement) in relation to the Purchaser Facility Agreement.

22.19          PRINCIPAL OCCUPATIONAL LEASE

               The Principal Occupational Lease is forfeited for any reason or PropCo commences forfeiture proceedings without the prior written consent of the Agent (such consent to be in the absolute discretion of the Agent).


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22.20          MATERIAL ADVERSE CHANGE

               Any event occurs or circumstances arise which may in the reasonable opinion of the Agent acting on the instructions of the Majority Lenders have a Material Adverse Effect.

22.21          ACCELERATION

               On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

22.21.1 cancel the Total Commitments whereupon they shall immediately be cancelled;

22.21.2 declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

22.21.3 declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

23.            CHANGES TO THE LENDERS

23.1           ASSIGNMENTS AND TRANSFERS BY THE LENDERS

23.1.1 Subject to this Clause 23, a Lender (the "EXISTING LENDER") may assign, transfer or novate all or any of its Commitment and/or any of its rights and/or obligations under the Finance Documents without restriction to any other person (the "NEW LENDER"), including in connection with or in contemplation of a securitisation or a transaction having a similar effect.

23.1.2 An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

23.1.3 A transfer will only be effective if the procedure set out in Clause 23.4 (Procedure for transfer) is complied with.

23.2           ASSIGNMENT OR TRANSFER FEE

               The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of E2500.


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23.3           LIMITATION OF RESPONSIBILITY OF EXISTING LENDERS

23.3.1 Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

23.3.1.1 the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

23.3.1.2       the financial condition of the Borrower or any of its Affiliates;

23.3.1.3 the performance and observance by the Borrower, the Shareholders or the Subordinated Creditors of their respective obligations under the Finance Documents or any other documents; or

23.3.1.4 the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document;

               and any representations or warranties implied by law are excluded.

23.3.2 Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

23.3.2.1 has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each of the Borrower, the Shareholders and the Subordinated Creditors and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

23.3.2.2 will continue to make its own independent appraisal of the creditworthiness of each of the Borrower and the Shareholders and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

23.3.3         Nothing in any Finance Document obliges an Existing Lender to:

23.3.3.1 accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

23.3.3.2 support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower, the Shareholders or the Subordinated Creditors of their respective obligations under the Finance Documents or otherwise.

23.4           PROCEDURE FOR TRANSFER

23.4.1 A transfer is effected in accordance with Clause 23.4.2 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.


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23.4.2         ON THE TRANSFER DATE:

               To the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "DISCHARGED RIGHTS AND OBLIGATIONS");

23.4.2.1 the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

23.4.2.2 the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

23.4.2.3       the New Lender shall become a Party as a "LENDER".

23.5           SECURITISATION

               If a Lender determines at any time to sell, transfer or assign all or part of its interest in the Loan and/or any of the Finance Documents and any or all servicing rights with respect thereto, or to grant participation therein (the "PARTICIPATIONS") or issue other securities (such sale and/or issuance, the "SECURITISATION") evidencing a beneficial interest in a rated or unrated public offering or private placement (the "SECURITIES"), the Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor or their respective successors in such Participations and/or Securities (collectively, the "INVESTOR") or any rating agency rating such Securities and each prospective Investor, all documents and information which the Lender now has or may hereafter acquire relating to the Loan, the Borrower, the Shareholders, the Subordinated Creditors and the Property (including, without limitation, all financial statements), which shall have been furnished by the Borrower as the Lender determines reasonably necessary or desirable. The Borrower shall and shall procure that the Shareholders shall in all cases at the cost of the Arranger cooperate with the Lender in connection with any Securitisation or Participation or any such Securities created and, upon the Lender's reasonable request and cost, meet with any rating agency for due diligence purposes. The Borrower shall and shall procure that the Shareholders shall in all cases at the cost of the Arranger furnish and shall consent to the Lender furnishing to such Investors or such prospective Investors or any rating agency any and all information concerning the Properties, the Occupational Leases, the Headleases and/or the financial condition of the Borrower, the Shareholders or the Subordinated Creditors as may be reasonably requested by the Lender, any


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               Investor or any prospective Investor or rating agency in
               connection with any Securitisation or Participation. The Borrower shall and shall procure that the Shareholders shall in all cases at the cost of the Arranger (a) cooperate with the Lender in making any necessary reasonable modification to the Finance Documents that the Lender proposes in connection with such Securitisation provided that such modifications are not material and do not relate to the fees or overall amount of interest payable in respect of the Facility and (b) enter into such further documentation or agreements (including but not limited to further Finance Documents, intercreditor agreements, priority arrangements or transfers) in connection with such Securitisation as the Lender may reasonably request Provided Always for the avoidance of doubt the Lender will not change by virtue of this clause the Termination Date or the percentages set out in the Repayment Schedule.

23.6           APPOINTMENT BY THE AGENT OF A LOAN SERVICER

23.6.1 The Agent may, at its own cost, appoint any person or persons to act as a loan servicer with power and authority to act as the representative of the Agent in connection with the Finance Documents subject to any limitation as notified by the Agent to the Borrower. The Agent shall notify the Borrower of the identity and contact details of any servicer and of any change in the identity or contact details of a servicer.

23.6.2 A servicer may have authority to sub-contract or otherwise delegate all or some of its authority and power.

23.6.3 The Borrower acknowledges the authority and power of each servicer and of any person to whom any such authority or power is sub-contracted or delegated. Unless otherwise notified by the Agent, the Borrower shall be entitled to act on any instruction or notice reasonably believed to be issued by or on behalf of a servicer as issued by or on behalf of the Agent and without prejudice to any defect in the appointment or authority of such servicer.

23.7           SYNDICATION

               The Borrower shall assist the Agent and the Arranger in effecting syndication. Such assistance will include:

23.7.1 the provision of such information by it and the Shareholders as may be reasonably required by the Agent and the Arranger in connection with the syndication;

23.7.2 making available its senior management for the purposes of making presentations to, hosting site visits and/or holding meetings with proposed new Lenders and as agreed to by the Agent and the Arranger (in consultation with the Borrower); and

23.7.3 agreeing (at the cost of the Agent and/or the Arranger) to make such minor amendments to the Finance Documents as may be reasonably requested by the proposed new Lenders and as agreed to by the Agent and the Arranger (in consultation with the Borrower) and/or entering into such further


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               documentation or agreements (including but not limited to further
               Finance Documents, intercreditor agreements, priority arrangements or transfers) in connection with such syndication as the Lender may reasonably request.

23.8           WAREHOUSING

23.8.1 Notwithstanding the other provisions of this Clause 23, a Finance Party may, at any time without the consent of, or consulting with, or notifying, the Borrower or any Security Provider charge, mortgage or assign all or any of its rights and benefits under the Finance Documents or charge, mortgage or transfer all or any of its rights, benefits and obligations under the Finance Documents or enter into contractual relations by way of sub-participation or otherwise in each case to or with any Qualifying Lender from whom a Finance Party obtains funding in connection with the Facility (the "Warehousing Partner") provided that the cost to the Borrower in relation to interest and principal is not increased as an immediate and direct consequence thereof.

23.8.2 A Finance Party may disclose to any Warehousing Partner such information about the Borrower, the Shareholders, the Subordinated Creditors, any related persons, the business of such persons or the Properties as the Finance Party shall consider appropriate.

23.9           DISCLOSURE OF INFORMATION

23.9.1 The Agent or any other Lender may disclose any information about the Borrower, the Shareholders, the Subordinated Creditors, all or any part of the Property, the Facility and the Finance Documents as the Agent or that Lender shall consider necessary or desirable to some or all of the following:

23.9.1.1 any of its Affiliates or any other person to (or through) whom a Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

23.9.1.2 any of its Affiliates or any other person with (or through) whom a Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or the Borrower;

23.9.1.3 any other investors or potential investors (including any investors, sub-participants, lenders or other parties in relation to a securitisation) in any of its rights and obligations under the Finance Documents;

23.9.1.4 any rating agency engaged in connection with any of the foregoing;

23.9.1.5       any mortgagee or lender of the foregoing; or

23.9.1.6 any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation.

23.9.2 There shall be no publicity of the Finance Documents or any term of the Finance Documents without the consent of the Borrower and the Arranger but any such agreed publicity shall be at the cost of the Borrower.


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23.10          PARALLEL DEBT

               For the purposes of taking and ensuring the continuing validity of security ("PARALLEL DEBT SECURITY") under those Security Documents subject to the laws of (or to the extent affecting assets situated in) Germany and such other jurisdictions as the Arranger and the Borrower (each acting reasonably) agree, notwithstanding any contrary provision in the Finance Documents:

23.10.1 the Borrower undertakes (such undertakings, the "PARALLEL OBLIGATIONS") to pay to the Security Trustee amounts equal to all present and future amounts (the "ORIGINAL OBLIGATIONS") owing by it to a Lender under the Finance Documents;

23.10.2 the Security Trustee shall have its own independent right to demand and receive payment of the Parallel Obligations;

23.10.3 the Parallel Obligations shall not limit or affect the existence of the Original Obligations for which any Lender shall have an independent right to demand payment;

23.10.4 notwithstanding Clauses 23.10.2 and 23.10.3, payment by any of the Borrower of its Parallel Obligations shall to the same extent decrease and be a good discharge of the corresponding Original Obligations owing to the relevant Lender and payment by the Borrower of its Original Obligations to the relevant Lender shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the Security Trustee;

23.10.5 the Parallel Obligations are owed to the Security Trustee in its own name on behalf of itself and not as agent or representative of any other person nor as trustee and the security created pursuant to the Security Documents shall secure the Parallel Obligations so owing;

23.10.6 without limiting or affecting the Security Trustee's right to protect, preserve or enforce its rights under any Security Document, the Security Trustee undertakes to each Lender not to exercise its rights in respect of the Parallel Obligations without the consent of the relevant Lender; and

23.10.7 the Security Trustee undertakes to pay to the Lenders any amount collected or received by it in payment or partial payment of the Parallel Obligations and shall distribute any amount so received to the Lenders in accordance with the terms of the Finance Documents as if such amounts had been received in respect of the Original Obligations.


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24.            CHANGES TO THE OBLIGORS

24.1           NO ASSIGNMENT

               The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2           ADDITIONAL BORROWERS

24.2.1 In order for an Additional Borrower to accede to this Agreement, the Borrower must deliver to the Agent the relevant documents and evidence listed in Schedule 2 (Conditions precedent documents) in relation to that Additional Borrower as the Agent may require.

24.2.2 The relevant acceding entity will become an Additional Borrower only once the Agent has notified the other Finance Parties and the Borrower that it has received all of the documents and evidence referred to in paragraph 24.2.1 above in form and substance satisfactory to the Agent.

24.2.3 If the accession of an Additional Borrower requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Borrower must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

24.2.4 Delivery of an Accession Agreement, executed by the acceding entity and the Borrower, to the Agent constitutes confirmation by that acceding entity and the Borrower that the Repeating Representations are then correct.

24.2.5 It is acknowledged that the Purchaser will comply with this Clause 24 and accede to this Agreement as an Additional Borrower upon the exercise of Call Option I. It is further acknowledged that the Related Party who acquires the relevant interest upon the exercise of Call Option II will comply with this Clause 24 and accede to this Agreement as an Additional Borrower upon the exercise of Call Option II.

25.            ROLE OF THE AGENT AND THE ARRANGER

25.1           APPOINTMENT OF THE AGENT AND THE SECURITY TRUSTEE

25.1.1 Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

25.1.2 Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.


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25.1.3         Each other Finance Party appoints the Security Trustee to act as its trustee in connection with the Security Documents.

25.1.4 Each other Finance Party authorises the Security Trustee to exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2           DUTIES OF THE AGENT

25.2.1 The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

25.2.2 Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

25.2.3 If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

25.2.4 If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

25.2.5 The duties of the Agent under the Finance Documents are solely mechanical and administrative in nature.

25.3           ROLE OF THE ARRANGER

               Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4           ROLE OF THE SECURITY TRUSTEE

25.4.1 The Security Trustee shall hold the benefit of the Security Documents on trust for the Finance Parties.

25.4.2 If the Security Trustee receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

25.4.3 The Security Trustee does not have any duties except those expressly set out in the Finance Documents.

25.5           NO FIDUCIARY DUTIES

25.5.1 Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.


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25.5.2         Neither the Agent, the Security Trustee nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6           BUSINESS WITH THE BORROWER OR ITS AFFILIATES

               The Agent, the Security Trustee and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or any of its Affiliates.

25.7           RIGHTS AND DISCRETIONS OF THE AGENT AND THE SECURITY TRUSTEE

25.7.1         The Agent and the Security Trustee may rely on:

25.7.1.1 any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

25.7.1.2 any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

25.7.2 Each of the Agent and the Security Trustee may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders), that:

25.7.2.1 no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and

25.7.2.2 any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

25.7.2.3 Each of the Agent and the Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

25.7.2.4 Each of the Agent and the Security Trustee may act in relation to the Finance Documents through its personnel and agents.

25.7.2.5 Each of the Agent and the Security Trustee may disclose to any other Party any information it has received as agent under this Agreement.

25.7.2.6 Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Trustee nor the Arranger is obliged to do or omit to do anything if it would or might in its opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

25.8           MAJORITY LENDERS' INSTRUCTIONS

25.8.1 Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and
               (ii) not be liable for any act


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               (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

25.8.2 Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

25.8.3 The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated
               VAT) which it may incur in complying with the instructions.

25.8.4 In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

25.8.5 The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.9           RESPONSIBILITY FOR DOCUMENTATION

               Neither the Agent, the Security Trustee nor the Arranger:

25.9.1 is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Trustee, the Arranger, the Borrower, the Shareholders, the Subordinated Creditors or any other person given in or in connection with any Finance Document or information memorandum; or

25.9.2 is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.10          EXCLUSION OF LIABILITY

25.10.1 Without limiting Clause 25.10.2 below, neither the Agent nor the Security Trustee will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

25.10.2 No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

25.10.3 Neither the Agent nor the Security Trustee will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken appropriate steps to comply with the regulations or operating procedures of


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               any recognised clearing or settlement system used by the Agent for that purpose.

25.11          LENDERS' INDEMNITY TO THE AGENT AND THE SECURITY TRUSTEE

               Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent or the Security Trustee, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Trustee (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent or the Security Trustee under the Finance Documents (unless it has been reimbursed by the Borrower pursuant to a Finance Document).

25.12          RESIGNATION OF THE AGENT AND THE SECURITY TRUSTEE

25.12.1 The Agent or the Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

25.12.2 Alternatively the Agent or the Security Trustee may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or Security Trustee.

25.12.3 If the Majority Lenders have not appointed a successor Agent or Security Trustee in accordance with Clause 25.12.2 above within 30 days after notice of resignation was given, the Agent or the Security Trustee (after consultation with the Borrower) may appoint a successor Agent or Security Trustee.

25.12.4 The retiring Agent or the Security Trustee shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Trustee under the Finance Documents.

25.12.5 The resignation notice of the Agent or the Security Trustee shall only take effect upon the appointment of a successor.

25.12.6 Upon the appointment of a successor, the retiring Agent or the Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.12.7 After consultation with the Borrower, the Majority Lenders may, by notice to the Agent or the Security Trustee require it to resign in accordance with Clause 25.2 above. In this event, the Agent or the Security Trustee shall resign in accordance with Clause 25.2 above.


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25.13          CONFIDENTIALITY

25.13.1 The Agent (in acting as agent for the Lenders), and the Security Trustee (in acting as security trustee for the Finance Parties) shall be regarded as acting through its respective agency or security trustee division which shall be treated as a separate entity from any other of its divisions or departments.

25.13.2 If information is received by another division or department of the Agent, or, as the case may be, Security Trustee, it may be treated as confidential to that division or department and the Agent, or, as the case may be, Security Trustee, shall not be deemed to have notice of it.

25.14          RELATIONSHIP WITH THE LENDERS

25.14.1 The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.14.2 Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

25.15          CREDIT APPRAISAL BY THE LENDERS

               Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Trustee and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

25.15.1 the financial condition, status and nature of the Borrower, the Shareholders and the Subordinated Creditors;

25.15.2 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

25.15.3 whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

25.15.4 the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made


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               or executed in anticipation of, under or in connection with any
               Finance Document.

25.16          REFERENCE BANKS

               If a Reference Bank which is a Lender (or, if a Reference Bank is not a Lender, but is an Affiliate of a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.17          MANAGEMENT TIME

               Any amount payable to the Agent under Clause 15.2.1 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 25.11 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 10 (Fees).

25.18          DEDUCTION FROM AMOUNTS DUE AND PAYABLE

               If any Party owes an amount to the Agent or the Security Trustee under the Finance Documents the Agent or the Security Trustee (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Trustee would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount due and payable. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.            CONDUCT OF BUSINESS BY THE FINANCE PARTIES

               No provision of this Agreement will:

26.1 interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

26.2 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

26.3 oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.            SHARING AMONG THE FINANCE PARTIES

27.1           PAYMENTS TO FINANCE PARTIES

               If a Finance Party (a "RECOVERING FINANCE PARTY") receives or recovers any amount from the Borrower other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:


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27.1.1         the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

27.1.2 the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

27.1.3 the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2           REDISTRIBUTION OF PAYMENTS

               The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3           RECOVERING FINANCE PARTY'S RIGHTS

27.3.1 On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

27.3.2 If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 27.3.1 above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4           REVERSAL OF REDISTRIBUTION

               If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

27.4.1 each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

27.4.2 that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.


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27.5           EXCEPTIONS

27.5.1 This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

27.5.2 A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

27.5.2.1 it notified that other Finance Party of the legal or arbitration proceedings; and

27.5.2.2 that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as practicable having received notice and did not take separate legal or arbitration proceedings.

28.            PAYMENT MECHANICS

28.1           PAYMENTS TO THE AGENT

28.1.1 On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower (subject to Clause 28.10 (Payments to the Security Trustee)) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

28.1.2 Payment shall be made to the Agent to its account at such office or bank in Dublin (or such other place) as the Agent may notify to the Borrower or the Lenders.

28.2           DISTRIBUTIONS BY THE AGENT

               Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to Borrower) and Clause 28.4 (Clawback) and Clause 28.10 (Payments to the Security Trustee) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

28.3           DISTRIBUTIONS TO OBLIGOR

               The Agent and the Security Trustee may (with the consent of the Borrower or in accordance with Clause 29 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.


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28.4           CLAWBACK

28.4.1 Where a sum is to be paid to the Agent or the Security Trustee under the Finance Documents for another Party, the Agent or, as the case may be, the Security Trustee, is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

28.4.2 If the Agent or the Security Trustee pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Trustee, together with interest on that amount from the date of payment to the date of receipt by the Agent, or, as the case may be, the Security Trustee, calculated by it to reflect its cost of funds.

28.5           PARTIAL PAYMENTS

28.5.1 If the Agent, or, as the case may be the Security Trustee, receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent, or, as the case may be the Security Trustee, shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

28.5.1.1 FIRST, payment pro rata of any unpaid fees, costs and expenses (not being amounts referred to in Clause 28.5.1.2 of the Finance Parties under the Finance Documents;

28.5.1.2 SECOND, payment pro rata of Fixed Rate Break Costs payable under Clause 14.4 (Fixed Rate Break Costs and Break Gains);

28.5.1.3 THIRD, payment of any accrued interest or commission due but unpaid under this Agreement; and

28.5.1.4       FOURTH, any balance to be used to repay principal.

28.5.2 The Borrower waives any right to make an appropriation in respect of a partial payment.

28.6           NO SET-OFF BY BORROWER

               All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7           BUSINESS DAYS

28.7.1 Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).


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28.7.2         During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8           CURRENCY OF ACCOUNT

28.8.1 Subject to Clauses 28.8.2 and 28.8.3 below, euro is the currency of account and payment for any sum due from the Borrower under any Finance Document.

28.8.2 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

28.8.3 Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

28.9           CHANGE OF CURRENCY

28.9.1 Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

28.9.1.1 any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

28.9.1.2 any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent.

28.9.2 If a change in any currency of a country occurs, this Agreement will, to the extent the Agent specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.10          PAYMENTS TO THE SECURITY TRUSTEE

               Notwithstanding any other provision of any Finance Document at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Trustee may require:

28.10.1        the Borrower to pay all sums due under any Finance Document; or

28.10.2 the Agent to pay all sums received or recovered from the Borrower under any Finance Document;

               in each case as the Security Trustee may direct for application in accordance with the terms of the Security Documents.


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29.            SET-OFF

               A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.            NOTICES

30.1           COMMUNICATIONS IN WRITING

               Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2           ADDRESSES

               The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name in the section entitled "Signatories" below or, in each case, any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

30.3           DELIVERY

30.3.1 Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

30.3.1.1       if by way of fax, when received in legible form; or

30.3.1.2 if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

               and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

30.3.2 Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its name in the section entitled "Signatories" below (or any substitute department or officer as the Agent or the Security Trustee shall specify for this purpose).

30.3.3 All notices from or to the Borrower shall be sent through the Agent.


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30.3.4         Any communication or document delivered to the Agent or the
               Security Trustee (or any of their respective agents) in accordance with this Clause 30.3 (Delivery) shall, where a response is required, receive a response within 10 Business Days (provided that, for the avoidance of doubt, failure to comply with this Clause shall not be deemed to imply that the Agent or Security Trustee (as the case may be) consents to the request being made).

30.4           NOTIFICATION OF ADDRESS AND FAX NUMBER

               Promptly upon receipt of notification of an address, fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5           ELECTRONIC COMMUNICATION

30.5.1 Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

30.5.1.1 agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

30.5.1.2 notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

30.5.1.3 notify each other of any change to their address or any other such information supplied by them.

30.5.2 Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.6           ENGLISH LANGUAGE

30.6.1 Any notice given under or in connection with any Finance Document must be in English.

30.6.2 All other documents provided under or in connection with any Finance Document must be:

30.6.2.1       in English; or

30.6.2.2 if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.


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31.            CALCULATIONS AND CERTIFICATES

31.1           ACCOUNTS

               In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2           CERTIFICATES AND DETERMINATIONS

               Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3           DAY COUNT CONVENTION

               Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.            PARTIAL INVALIDITY

               If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.            REMEDIES AND WAIVERS

               No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.            AMENDMENTS AND WAIVERS

34.1           REQUIRED CONSENTS

34.1.1 Subject to Clause 34.2 (Exceptions) any term of the Finance Documents (other than a Fee Letter) may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

34.1.2 The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.


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34.2           EXCEPTIONS

34.2.1 An amendment or waiver that has the effect of changing or which relates to:

34.2.1.1       the definition of "Majority Lenders" in Clause 1.1 (Definitions);

34.2.1.2 an extension to the date of payment of any amount under the Finance Documents;

34.2.1.3 a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

34.2.1.4       an increase in or an extension of any Commitment;

34.2.1.5       a change to the Borrower or the Shareholders;

34.2.1.6       a change to the terms of Clause 11.4 (Rent Account) or Clause
               28.5 (Partial Payments);

34.2.1.7 any provision which expressly requires the consent of all the Lenders; or

34.2.1.8 Clause 2.2 (Finance Parties and obligations), Clause 23 (Changes to the Lenders) or this Clause 34;

               shall not be made without the prior consent of all the Lenders.

34.2.2 An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee, the Arranger or the Hedging Counterparty may not be effected without the consent of the Agent, the Security Trustee, the Arranger or the Hedging Counterparty.

35.            COUNTERPARTS

               Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.            GOVERNING LAW

               This Agreement is governed by English law.

37.            ENFORCEMENT

37.1           JURISDICTION OF ENGLISH COURTS

37.1.1 The Borrower agrees that the courts of England have jurisdiction to settle any dispute arising out of or in connection with this Agreement and each of the Finance Documents (including a dispute regarding the existence, validity or termination of this Agreement) (a "DISPUTE") and irrevocably submits to the non-exclusive jurisdiction of such courts.

37.1.2 The Borrower waives any objections which they may now or hereafter have to the English courts being nominated as the forum to hear and determine any such Dispute and agree not to claim that any such court is not a convenient or appropriate forum.

37.1.3         This Clause 37.1 is for the benefit of the Finance Parties only.
               As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2           SERVICE OF PROCESS

               Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

37.2.1 irrevocably appoints ReedSmith Richards Butler as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and will immediately appoint a new agent for service of process on terms satisfactory to the Agent (acting reasonably) should the above agent resign or otherwise cease to be the agent for process hereunder or cease to maintain a registered office in England; and

37.2.2 agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

38.            LOAN TRANCHES

               The Agent may at any time require that the Loan be divided into two or more tranches, of which the aggregate weighted average interest rate shall, as of any sale or securitisation of the Loan, equal the interest rate on the Loan on the date immediately prior to such tranching, but each of which may have a different interest rate and a different amortisation profile PROVIDED always that the impact of such division shall not result in any additional financial obligation to the Borrower over the Term.

39.            FURTHER ASSURANCE

               The parties hereto shall on being reasonably requested to do so by the Agent now or at any time while this Agreement is still in force do or perform all such further acts and things and/or execute and deliver such further deeds, documents or instruments (or procure that the same are executed and delivered) in a manner and form reasonably satisfactory to the Majority Lenders for implementing or giving full effect to the provisions of this Agreement and the Security Documents.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

                                   SCHEDULE 1

                          LENDERS AND THEIR COMMITMENTS

NAME AND FACILITY OFFICE    COMMITMENT
------------------------   ------------
Capmark AB No.2 Limited    E213,463,985
Commerzbank House
Guild Street
ISFC
Dublin 1
Ireland

                                   SCHEDULE 2

                              CONDITIONS PRECEDENT

                   CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.   AUTHORISATIONS

     (a) To the extent not already received, a copy of the constitutional documents of the Borrower.

     (b) A copy of a resolution of the shareholders-meeting of the Borrower and the managers of the Borrower:

          (i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

          (ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

          (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

     (c) A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

     (d) Certificate of the Borrower (signed by an authorised signatory of the Borrower) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

     (e) A certificate of an authorised signatory of the Borrower certifying that the original of each copy document relating to it specified in paragraphs (a) and (b) above is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and that each copy is a true and complete copy of the original.

     (f) Appointment of a "Notary" satisfactory to the Agent including (but not limited to) satisfactory professional indemnity insurance cover, satisfaction that the Notary has been placed in sufficient funds to enable the payment of all fees connected with the notarisation and registration and an undertaking from the Notary to regularly update the Agent as to the status of the registration of the security.

     (g) Evidence that the agent of the Borrower and each Obligor under the Finance Documents for service of process in England and Wales and Germany (in relation to the German law governed Security Documents) has been appointed and has accepted its appointment.

2.   LEGAL OPINIONS

     (a) An English legal opinion of White & Case LLP, solicitors of the Arranger and the Agent, in relation to the validity and enforceability of the Finance Documents and in relation to the capacity and authority of each of the English parties thereto to enter into the Finance Documents to which they are a party.

     (b) A German legal opinion of White & Case LLP, legal advisers to the Arranger and the Agent in Germany, in relation to the capacity and authority of each of the German parties thereto to enter into the Finance Documents to which they are a party.

     (c) A legal opinion of ReedSmith Richards Butler, solicitors of the Borrowers in relation to the capacity and authority of each Obligor to enter into the Transaction Documents to which it is a party.

     (d) A Luxembourg legal opinion of VandenBulke Avocats, legal advisers to the Arranger and the Agent in Luxembourg, in relation to the validity and enforceability of the Luxembourg law Finance Documents.

     (e) A Luxembourg legal opinion of Loyens Winandy, legal advisers to the Borrower in Luxembourg, in relation to the capacity and authority of each of the Luxembourg parties thereto to enter into the Finance Documents to which they are a party.

     (f) A legal opinion of Dr. Wolfgang Weber, solicitors of PropCo in relation to the capacity and authority of PropCo to enter into the Transaction Documents to which it is a party.

3.   OTHER DOCUMENTS AND EVIDENCE

     (a) Pro forma financial statements and up to date balance sheets of PropCo as at Closing, i.e. as expected post close position to be.

     (b) Pro forma financial statements and up to date balance sheets of Specht as at Closing, i.e. as expected post close position to be.

4.   SENIOR FINANCE DOCUMENTS

     (a) The following documents duly signed or executed by the parties to them:

          (i)  this Agreement;

          (ii) each Land Charge;

          (iii) each Account Pledge Agreement;

          (iv) each Security Purpose Agreement;

          (v)  each Global Assignment Agreement;

          (vi) each Share Pledge Agreement;

          (vii) each Interest Pledge Agreement;

          (viii) the Subordination Agreement;

          (ix) the Utilisation Request;

          (xii) the Power of Attorney.

          (xiii) the Fee Letter.

     (b)  All necessary notices to be issued pursuant to the Security Documents.

     (c) Receipt of acknowledgements in respect of the notices referred to in paragraph (b) above in substantially the form set out in the Security Documents or agreement to provide the same.

5.   VALUATION AND SURVEY

     (a) Satisfactory Initial Valuation addressed to the Finance Parties showing:

          (i) a minimum Market Value of the Properties of at least E363,100,000; and

          (ii) an insurance valuation for reinstatement purposes.

     (b) Confirmation from the Valuer that the Report on Title does not affect the Initial Valuation.

     (c) Building survey report addressed to the Finance Parties and successors in title prepared by a firm approved by the Lender.

     (d) Environmental & Structural Reports from ERM GmbH addressed to the Finance Parties and successors in title.

6.   INSURANCE

     (a) The original insurance policy document providing evidence of the insurance in force with respect to each Property in accordance with this Agreement (together with the related premium receipts if applicable) and confirmation in writing from the relevant insurance broker that the insurance policy accords with the terms of Clause
          17.14 (Insurances).

     (b) Evidence of professional indemnity cover satisfactory to the Agent from each report and valuation provider referred to in this Schedule 2.

7.   PROPERTIES

     (a) Excerpt from the Land Registry of recent date with respect to any Property, certified by the Land Registry or a Notary.

     (b) A Notarial confirmation that the Land Charge will be registered as a first priority ranking security over any Property in division III of the Land Register.

     (c) Confirmation from HH that relevant expenses are in their attorney trust account in the amount to be agreed by the Agent relating to the Notary Public payment of all court costs associated with the registration of the Land Charge.

     (d) Evidence in respect of the Notary Public that all of his services rendered in connection with the Interest Purchase Agreement and this Agreement are covered by a professional liability insurance policy providing cover in respect of each claim up to an amount to be agreed by the Agent.

     (e)  The Overview Report on Title.

     (f) Notarial confirmation that all relevant consents to the relevant Land Charges have been delivered.

     (g) All Authorisations necessary for the charging of the Properties to the Security Trustee (if any).

     (h) Copies of all notices to tenants necessary as a consequence or entry into the Security Documents.

     (i) Confirmation that the Agent has carried out a satisfactory inspection of each Property.

     (j)  Certified copy of the Purchase Agreement.

     (k)  Historical operating information for the Properties.

8.   TAX

     (a) A copy of PropCo's VAT Registration or a copy of PropCo's application for a VAT Registration.

     (b)  The German Tax Report.

     (c)  The Luxembourg Tax Report.

     (d)  The Delaware Tax Report.

9.   THE ACCOUNTS

     (a)  Evidence of the establishment of the Accounts.

     (b)  A duly signed bank mandate for each Account.

10.  COSTS AND EXPENSES

     (a) Sources and uses detailing all payments to be made from the equity contribution and the Loan including, without limitation, notary fees, costs and expenses, RETT, Land Registry fees, receiving bank charges, valuation, legal, structural, commercial and bank fees (all inclusive of VAT where applicable) and detailing for cash payment the relevant account details.

     (b) Evidence that the purchase price paid for the Property is an amount notified to the Agent prior to the date of this Agreement (excluding Acquisition Costs).

11.  MISCELLANEOUS

     (a)  The Structure Chart.

     (b) A certified copy of each loan agreement between any Obligor and each Subordinated Creditor.

     (c) Payment of the outstanding Arrangement Fees and any other outstanding fees, costs and expenses payable by the Borrower under the Finance Documents.

     (d) Payment of all reasonable third party fees and any other costs and expenses incurred by the Lender and its advisers.

     (e) Evidence satisfactory to the Agent of the identity of at least two directors of each Obligor and their names and addresses and such other evidence as the Agent and the Security Trustee may require to satisfy the Money Laundering Obligations.

     (f) Confirmation from the Notary Public in respect of any Property that the registration of the priority notice in the Land Register has been registered and is complete and, all relevant consents to the transfer of any Property has been received, there is a waiver of all pre-emption rights of the municipality and all conditions precedent to the Interest Purchase Agreement and related documents have been satisfied.

     (g) Evidence of payment of equity (or inter-company loans) required to cover balance of purchase price and all other items identified in the Services and Uses.

     (h) Legal Due Diligence Report from Hogan & Hartson Raue LLP addressed to the Finance Parties and successors in title in a form approved by the Agent.

     (i)  A certified copy of the Principal Occupational Lease.

     (j)  A certified copy of the Seller 2 Facility Agreement.

     (k) Closing certificate required from Seller 1 and Seller 2 to the Purchaser under the Interest Purchaser Agreement.

     (l) Letter of direction from Seller 1 (which directs PropCo to pay its portion of the Rent direct to Semer and Purchaser according to its relevant limited partnership interests in Seller 1).

     (m)  Reliance Letters.

     (n)  Evidence that the Commerzbank bank account of PropCo has been closed.

     (o) A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary as a result of matters arising from the conditions precedent listed above in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document, including a Partner resolution form for PropCo authorising the transaction and a formalities certificate attaching commercial register entries.

                         CONDITION SUBSEQUENT DOCUMENTS

1. (a) The deletion of the right of first refusal in relation to the Property at Halberstadt and confirmation that this has been deleted at the Halberstadt land registry so that the Land Charge in favour of the Security Trustee does not take subject to it

     (b) Update of the Environmental & Structural Reports to ensure that the measurements of the Properties are consistent with the Initial Valuation within 5 Business Days of the date of this Agreement

     (c) A certificate dated on the day of closing of an authorised signatory of the WPC Lender certifying that the original of each copy document relating to it specified in paragraphs (a) and (b) above is correct, complete and in full force and effect as at a date no earlier than the date of the WPC Lender Facility Agreement and that each copy is a true and complete copy of the original.

     (d) Receipt of final cover note in respect of Terrorism Insurance Cover together with the policy number.

                                   SCHEDULE 4

                             MANDATORY COST FORMULA

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "ADDITIONAL COST RATE") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant
     Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in the Loan made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

     (a)  in relation to a sterling Loan:

          AB + C(B - D) + EX -0.01
          ------------------------ per cent., per annum
                100 - (A + C)

     (b)  in relation to a Loan in any currency other than sterling:

          E0.01
          ----- per cent., per annum
           300

     Where:

     A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

     B is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 8.3 (Default interest)) payable for the relevant Interest Period on the Loan.

     C is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

     D is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

     E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per L1,000,000.

5.   For the purposes of this Schedule:

     (a) "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

     (b) "FEES RULES" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

     (c) "FEE TARIFFS" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

     (d) "TARIFF BASE" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per L1,000,000 of the Tariff Base of that Reference Bank.

8. Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

     (a)  the jurisdiction of its Facility Office; and

     (b)  any other information that the Agent may require for such purpose.

     Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10. The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13. The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

                                   SCHEDULE 8

                                   PROPERTIES

                                                   ALLOCATED LOAN AMOUNT
                                                 (75.2601% OF THE FOLLOWING
                                                          AMOUNTS)
                      PROPERTY                             (EUR)
      ----------------------------------------   --------------------------
1.    Gewerbegebiet Am Rehhahn
      16356 Ahrensfelde-Blumberg                          7,850,910

2.    Gustener StraBe 19 c
      06449 Aschersleben                                  5,417,128

3.    Alt Biesdorf 38
      12683 Berlin-Biesdorf                              14,607,476

4.    RoelckestraBe 108
      13086 Berlin-WeiBensee                             11,854,874

5.    Riemker StraBe 4
      44809 Bochum-Hofstede                               8,871,528

6.    Konigswinterer Strasse 89
      53227 Bonn-Beuel                                    2,940,000

7.    RochusstraBe 44
      53123 Bonn-Duisdorf                                 7,420,910

8.    Werner-Seelenbinder-StraBe 5
      09120 Chemnitz                                      5,495,637

9.    HandwerkerstraBe 34-40
      15366 Dahlwitz-Hoppegarten                         16,329,892

10.   BrennaborstraBe 3
      44149 Dortmund-Kley                                 4,480,000

11.   An der Zolltafel 3-4
      06295 Eisleben                                      4,632,037

12.   NeustraBe / Ecke VoerderstraBe
      58256 Ennepetal                                     6,123,710

13.   Gladbecker StraBe 399
      45326 Essen-Altenessen                              9,813,637

14.   AktienstraBe 10
      45359 Essen-Borbeck                                13,425,056

15.   Im Teelbruch 105
      45219 Essen-Kettwig                                 2,826,328

16.   Spandauer StraBe109
      14612 Falkensee                                    21,982,548

17.   LockhofstraBe 2
      45881 Gelsenkirchen                                 9,735,128

18.   Plauensche StraBe 1 c
      07973 Greiz                                         5,888,182

19.   SiemensstraBe 2
      48599 Gronau                                        2,669,309

20.   GewerbestraBe 32
      03172 Guben-Deulowitz                               4,160,982

21.   Quedlinburger StraBe
      38820 Halberstadt                                   4,867,564

22.   IndustriestraBe 1
      06132 Halle                                         7,458,364

23.   Veltener StraBe
      16761 Hennigsdorf                                   7,030,336

24.   Hallesche StraBe 214
      04159 Leipzig                                       6,280,728

25.   Hohe Steinert 6
      58509 Ludenscheid                                  11,854,874

26.   MittagstraBe 9
      39124 Magdeburg                                     2,512,291

27.   Siedlerweg 9
      39124 Magdeburg                                    12,875,492

28.   Honnenwerth
      58706 Menden                                        7,536,873

29.   Dusseldorfer StraBe 181-187
      40822 Mettmann                                      7,772,401

30.   In der Helme
      99734 Nordhausen-Sundhausen                         5,495,637

31.   Frankfurter Weg 32
      33106 Paderborn                                     3,454,400

32.   Beetzweg / Fritz-Zubeil-StraBe
      14482 Potsdam                                      12,796,983

33.   Magdeburger StraBe 15
      06484 Quedlinburg                                   4,475,019

34.   HauffstraBe 41
      14548 Schwielowsee                                  5,731,164

35.   Max-Planck-StraBe / Westfalenring
      48565 Steinfurt                                     3,150,000

36.   Soester StraBe 71
      59457 Werl                                          5,652,655

37.   Leipziger StraBe 213
      08058 Zwickau                                       8,164,946

                                   SCHEDULE 9

                               REPAYMENT SCHEDULE

                                AMOUNT OF REPAYMENT
                               INSTALMENT CALCULATED
                                 AS A % OF THE LOAN
                                   OUTSTANDING ON
NO.   INTEREST PAYMENT DATES      UTILISATION DATE
---   ----------------------   ---------------------
1     18 July 2007                        --

2     18 October 2007                     --

3     18 January 2008                     --

4     18 April 2008                       --

5     18 July 2008                         0%

6     18 October 2008                      0%

7     18 January 2009                      0%

8     18 April 2009                     0.25%

9     18 July 2009                      0.25%

10    18 October 2009                   0.25%

11    18 January 2010                   0.25%

12    18 April 2010                     0.25%

13    18 July 2010                      0.25%

14    18 October 2010                   0.25%

15    18 January 2011                   0.25%

16    18 April 2011                    0.375%

17    18 July 2011                     0.375%

18    18 October 2011                  0.375%

19    18 January 2012                  0.375%

20    18 April 2012                    0.375%

21    18 July 2012                     0.375%

22    18 October 2012                  0.375%

23    18 January 2013                  0.375%

24    18 April 2013                      0.5%

25    18 July 2013                       0.5%

26    18 October 2013                    0.5%

27    18 January 2014                    0.5%

28    18 April 2014                      0.5%

29    18 July 2014                       0.5%

30    18 October 2014                    0.5%

31    18 January 2015                    0.5%

32    18 April 2015                      0.5%

33    18 July 2015                       0.5%

34    18 October 2015                    0.5%

35    18 January 2016                    0.5%

36    18 April 2016                      0.5%

37    18 July 2016                       0.5%

38    18 October 2016                    0.5%

39    18 January 2017                    0.5%


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                                   SIGNATORIES

THE BORROWER

HLWG TWO LENDER S.A R.L.

Address:   c/o Fidalux, 23, Val Fleuri, L-1526 Luxembourg

Fax No:    + 352 45 54 85

Attention: Mr. Christophe Blondeau

By: /s/ Edward V. Lapuma

    Manager


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

THE ARRANGER

CAPMARK BANK EUROPE P.L.C.

Address:        Commerzbank House
                Guild Street
                IFSC
                Dublin 1

Fax No:         +353 (1) 672 0353

Attention:      General Counsel

By:

THE ORIGINAL LENDER(S)

CAPMARK AB NO.2 LIMITED

Address:        Commerzbank House
                Guild Street
                IFSC
                Dublin 1

Fax No:         +353 (1) 672 0353

Attention:      General Counsel

By:

THE AGENT

CAPMARK BANK EUROPE P.L.C.

Address:        Commerzbank House
                Guild Street
                ISFC
                Dublin 1
                Ireland

Attention:      General Counsel

Fax No:         +353 (1) 672 0353

with a copy to:

Address:        Capmark UK Limited


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

                Norfolk House
                31 St. James Square
                London
                SW1Y 4JJ
                UK

Attention: UK Lending

Fax No:         +44 (0)20 7393 6270

By:

THE SECURITY TRUSTEE

CAPMARK BANK EUROPE P.L.C.

Address:        Commerzbank House
                Guild Street
                IFSC
                Dublin 1
                Ireland

Attention:      General Counsel

Fax No:         +353 (1) 672 0353

with a copy to:

Address:        Capmark UK Limited
                Norfolk House
                31 St. James Square
                London
                SW1Y 4JJ
                UK

Attention:      UK Lending

Fax No:         +44 (0)20 7393 6270

By:

For the purposes of Council Regulation (EC) No. 44/2001 of 22 December 2000 on jurisdiction and the enforcement of judgments in civil and commercial matters, HLWG Two Lender S.a r.l. expressly and specifically confirms its acceptance of Clause 37.1 (Jurisdiction of English Courts) which gives exclusive jurisdictions to the courts of England.


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